As filed with the Securities and Exchange Commission on August 7, 2008
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 SOUTHERN SAUCE COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	3841	11-3737500
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

No. 27, Wang Gang Road,
Jin Nan (Shuang Gang) Economic and Technology Development Area
Tianjin, People’s Republic of China 300350
(86) 22-2858-8899
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Wang Chen
Chief Executive Officer
 No. 27, Wang Gang Road,
Jin Nan (Shuang Gang) Economic and Technology Development Area
Tianjin, People’s Republic of China 300350
(86) 22-2858-8899
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

 Copies to:

Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, NY 10006

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 (3)	1,304,750	$2.55	$3,327,112.50	$130.76
Common stock, par value $0.001, underlying Series A Preferred Stock (4)	3,943,684	$2.55	$10,056.394.20	$395.22
Common stock, par value $0.001, underlying Warrants (5)	4,874,468	2.55	12,429,893.40	488.49
Total	10,122,902	$2.55	$25,813,400.10	$1,014.47

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee. The registration fee is calculated pursuant to Rule 457(c). Our common stock is quoted under the symbol "SOSA.OB" on the Over-the-Counter Bulletin Board (“OTCBB”) administered by FINRA. As of July 28, 2008, the last reported bid price was $2.55 per share and the last reported asked price was $2.55 per share. The average of the bid and asked price was $2.55 per share. Accordingly, the registration fee is $1.014.47 based on $2.55 per share.

(3)	Consists of 1,304,750 shares of our common stock held by selling stockholders prior to the completion of the reverse merger that closed on June 9, 2008.

(4)	Consists of 3,943,684 shares of common stock issuable to the selling stockholders upon conversion of the Series A Preferred Stock (“Preferred Shares”) that they purchased in the private placement.

(5)
Consists of 4,732,422 shares of common stock issuable to the selling stockholders upon exercise of Warrants to purchase common stock that they purchased in the private placements and 142,046 shares underlying Warrants issued for consulting services rendered in connection with the reverse merger and private placements.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 7, 2008

SOUTHERN SAUCE COMPANY, INC.

10,122,902 Shares of Common Stock

Offering by Selling Shareholders

The selling stockholders identified in this prospectus are offering for sale from time to time up to 10,122,902 shares of our common stock, including 3,943,684 shares they may acquire on conversion of certain Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”) and 4,874,468 shares they may acquire on exercise of the Series A Warrants (the “Warrants”).

The common stock, Preferred Shares and Warrants have already been issued to the selling stockholders in two private placement transactions closed June 10, 2008 and July 18, 2008, both of which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

The Preferred Shares are convertible into common stock at the rate of one share of common stock for each share of Preferred Share (subject to adjustment). The Warrants are exercisable for common stock at the rate of 1.2 shares of common stock issuable upon conversion of the Preferred Shares, with an exercise price of $3.52 per share (subject to adjustment) and expire five years after issuance (equivalent to June 10, 2013 or July 18, 2013).

The resale of the shares of common stock is not being underwritten. The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock (estimated to be approximately $51,364), we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants. Under the terms of the Warrants, cashless exercise is permitted but not until after 18 months of issuance (equivalent to December 10, 2009 or January 18, 2010), and then only if the resale of the warrant shares by the holder is not covered by an effective registration statement. We cannot assure you that the warrants will be exercised for cash or at all.

To the extent the Warrants are exercised to purchase shares of our common stock, if at all, we will receive the exercise price for those Warrants.

Our common stock is quoted on the Over-the-Counter Bulletin Board overseen by FINRA (the “OTCBB”) under the symbol “SOSA.OB.” On July 21, 2008, the last reported sale price of our common stock quoted on the OTCBB was $2.38 per share.

There is no established trading market for our common stock. We cannot give you any assurance that an established trading market in our common stock will develop, or if such a market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. You may lose your entire investment. See “Risk Factors” beginning on page 4 for a discussion of certain risk factors that you should consider.

You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                ], 2008

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell and seeking offers to buy shares of our common stock, including shares they acquire on exercise of their warrants, only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision. Contents from our website, www.shengkai.com, are not part of this prospectus.

THE COMPANY

Business Overview

Southern Sauce Company, Inc. is the holding company of Tianjin Shengkai Industrial Technology Development Co., Ltd. (“Shengkai”). We believe that Shengkai is the one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer who is able to produce large-sized ceramic ball valves with calibers of up to 150mm and ceramic valves of other types with calibers of 150mm or more. Its product categories include a broad range of valves in all industries that are sold throughout China, to North America and other countries in the Asia-Pacific region. Totaling over 300 customers, the company became a supplier of China Petroleum & Chemical Corporation (“CPCC”) in 2005 and a member of the PetroChina Co. Ltd. (“PetroChina”) supply network in 2006. Shengkai is currently the only domestic ceramic valve manufacturer entering into the CPCC and PetroChina supply system, after a six-year application process.

Shengkai develops ceramic products with more than 700 types and specifications in 32 series, under nine categories. Of these, national patents have been obtained for 12 products, and applications for nine more are pending. Presently, the technology of other domestic and overseas industrial ceramic valves manfacturers limit production to small-bore ball valves with pressure levels below 2.5MPa. In contrast, Shengkai produces a variety of ceramics in every category (gate valve, ball valve, back valve, adjustable valve, cut-off valve and special valve) and produces more than 700 specifications that sustain a maximum pressure level of 42MPa. The largest ceramic valve caliber produced by Shengkai is 1,000mm; currently, we believe that other manufacturers in the world only produce ceramic ball valves and ceramic adjustable valves with 150mm caliber or less. For more information about our business you should read the section entitled “BUSINESS”.

Our Corporate Information

We maintain our corporate offices at No. 27, Wang Gang Road, Jin Nan (Shuang Gang) Economic and Technology Development Area, Tianjin, People’s Republic of China 300350. Our telephone number is (86) 22-2858-8899 and our facsimile number is (86) 22-2858-8899. We also have a website at www.shengkai.com.

THE OFFERING

The Offering
This prospectus relates to (i) 1,304,750 shares of common stock; (ii) 3,943,684 shares of common stock underlying certain Preferred Shares, and (iii) 4,874,468 shares of common stock underlying certain Warrants.

Common stock outstanding prior to offering	22,112,500

Common stock offered by Company	0

Total shares of common stock offered by selling stockholders	10,122,902 (including up to 1,304,750 shares of common stock, 3,943,684 shares of common stock underlying certain Preferred Shares and 4,874,468 shares of common stock underlying certain Warrants.

Common stock to be outstanding after the offering (assuming all the Preferred Shares and Warrants have been either exercised or converted)	30,930,652

Use of proceeds of sale
 We will not receive any of the proceeds of sale of the shares of common stock by the selling stockholders. However, we will receive proceeds from any exercise of the Warrants into up to 4,874,468 of our shares of common stock, which are presently offered under this prospectus.We intend to use any proceeds received from the exercise or conversion, as the case may be, for working capital and other general corporate purposes.We, however, cannot assure you that any of the Preferred Shares or Warrants will be exercised or converted.

Risk Factors	See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Background

On June 9, 2008, Southern Sauce acquired control of Shengkai through a “reverse merger” transaction. Through the reverse merger we ceased to be a shell company as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”) and are now in the business of manufacturing ceramic valves in China. In connection with the reverse merger, on June 11, 2008 we closed a financing in which we sold to investors Units (the “ Units”) for aggregate gross proceeds of $15,000,000, at a price of $2.5357 per Unit (the “June 2008 Financing”). Each Unit consists of one share of Southern Sauce Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), convertible into one share of common stock, par value $0.001 per share (the “common stock”), and one Series A Warrant to purchase common stock equal to 120% of the number of shares of common stock issuable upon conversion of the Preferred Shares (“Warrant”). We received $13,181,791 as net proceeds from this financing.

Additionally, on July 18, 2008, we sold to Blue Ridge Investments, LLC Units for aggregate gross proceeds of $5,000,000, at a price of $2.5357 per Unit (the “July 2008 Financing”). Each Unit consists of one Preferred Share, convertible into one share of common stock, par value $0.001 per share (the “common stock”), and one Warrant to purchase common stock equal to 120% of the number of shares of common stock issuable upon conversion of the Preferred Shares. We received $4,613,790 as net proceeds from this financing. The June 2008 Financing, together with the July 2008 Financing, are collectively referred to herein as the “Private Placements.”

In order to induce the investors in the Private Placements to purchase our securities, we agreed to register their stock for resale with the SEC. We have filed the registration statement of which this prospectus forms a part in order to meet our obligations under those agreements. For more information about the reverse merger and the Private Placements you should read the section entitled “REVERSE MERGER AND PRIVATE PLACEMENTS.”

Additionally, we are seeking to register some of our issued and outstanding shares of common stock as well as some of the shares of common stock issuable under the Warrants.

Plan of Distribution

This offering is not being underwritten. The selling stockholders directly, through agents designated by them from time to time or through brokers or dealers also to be designated, may sell their shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchange or otherwise. The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices after the shares are quoted on the OTC Bulletin Board. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any such agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will keep this prospectus current until the expiration dates of the convertible securities, even if the convertible securities which underlie certain shares of our common stock subject to this prospectus are out of the money.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will not receive any proceeds from sales of shares by the selling stockholders. However, if any of the selling stockholders decide to exercise their Warrants, we will receive the net proceeds of the exercise of such security held by the selling stockholders. We intend to use any proceeds we receive from the exercise or conversion of Preferred Shares or Warrants for working capital and other general corporate purposes. We cannot assure you that any of the Preferred Shares or Warrants will ever be exercised or converted.

We will pay all expenses of registration incurred in connection with this offering (estimated to be $51,364), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION
CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the renminbi. According to the currency exchange website www.xe.com, on July 22, 2008, $1.00 was equivalent to 6.8222 yuan.

References to “PRC” are to the People’s Republic of China.

References to “Shengkai” are to Tianjin Shengkai Industrial Technology Development Co. Ltd., a PRC company that we control.

Unless otherwise specified or required by context, references to “we,” “the Company”, “our” and “us” refer collectively to (i) Southern Sauce Company, Inc. (“Southern Sauce”), (ii) the subsidiaries of Southern Sauce, Shen Kun International Limited, a British Virgin Islands limited liability company (“Shen Kun) and Sheng Kai (Tianjin) Ceramic Valves Co., Ltd., a wholly foreign-owned enterprise under the laws of the PRC (“SK Ceramic Valves”), and (iii) Shengkai.

References to the “Bulletin Board,” the “OTC Bulletin Board” are to the Over-the-Counter Bulletin Board, a securities quotation service, which is accessible at the website www.otcbb.com.

References to Shengkai’s “registered capital” are to the equity of Shengkai, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company, and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital.”

References to “the Private Placements” are to the financings consummated on June 11, 2008 with Vision Opportunity China LP (the “June 2008 Financing”) and July 18, 2008 with Blue Ridge Investments, LLC (the “July 2008 Financing” and sometimes collectively referred to herein as “the June 2008 and July 2008 Financings”).

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks Related to Our Business and Industry

Our new organizational structure makes it difficult for us to evaluate our future business prospects.

Prior to May 30, 2008, our business was operated through Shengkai. Under the present structure, although there is no change in personnel, we have agreements with Shengkai pursuant to which we manage and derive the profit from Shengkai’s business by providing the exclusive supporting services from SK Ceramic Valves to Shengkai. It is possible that the change in our business structure may impair our ability to operate our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Round-Trip Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. The policy announced in this notice required PRC residents to register with the relevant SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in May 2007 (known as Notice 106), expanded the reach of Circular 75. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe we comply with the applicable regulations. Currently, Wang Chen, Guo Wei, Zhao Yanqiu, Ji Haihong, Zhang Ying, Miao Yang, Wu Yanping and Liu Naifan are PRC residents who, in accordance with Circular 75 and Notice 106, have each completed registration with the Tianjin branch of SAFE for the foreign exchange of overseas investment. We cannot however assure you that, if challenged by government agencies, the structure of our organization has fully complied with all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. A failure by such PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our principal stockholder has the power to control our business.

Our principal stockholder, Long Sunny Limited, owns approximately 78.69% of our common stock as of July 21, 2008. As a result, Long Sunny Limited essentially has the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders.

Because we may require additional financing to expand our operations, our failure to obtain necessary financing may impair our operations.

At March 31, 2008, we had working capital of approximately $11,104,061. Our capital requirements in connection with the development of our business are significant. During the quarter ended March 31, 2008, we spent approximately $3,466,307 for the purchase of raw materials and equipment, of which $3,400,977 was used to raw materials and $65,330 was used to purchase equipment.

To the extent that we require financing, the absence of an active public market for our common stock, the terms of the Private Placements and the number of outstanding warrants and the exercise price and other terms on which we may issue common stock upon exercise of the warrants, it may be difficult for us to raise additional equity capital if required for our present business or for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the Preferred Shares. Further, since the investors in the Private Placements have a right to participate in future financings, this right may affect our ability to obtain financing from other sources.

Because our products are marketed both in the domestic and international markets, we are subject to both domestic and international competition.

Shengkai faces two types of competitors: (i) manufacturers of metal valves, which currently still represent the majority market share in the entire valve market, competing with ceramic valves with its lower price; and (ii) Chinese and international companies that are better known and have greater financial resources than we have. Many of the international companies, in particular, have longer operating histories and have more established relationships with customers and end users. Three of our international competitors also may have a greater ability to attract and retain users than we do because they are engaged in major markets of general industrial products and cutting edge technology fields. If our competitors are successful in providing similar or better valve products or make their services easier to access, we could experience a decline in demand for our products.

An increase in the cost of raw materials will affect sales and revenues.

Raw materials required for valve production includes metal materials and ceramic materials like aluminum oxide and zinc oxide; a large number of spare parts in various specifications are also purchased during production. Any increase in the prices of these raw materials will affect the price at which we can sell our product. If we are not able to raise our prices to pass on increased costs, we would be unable to maintain our margins.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced, and continue to experience, rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in China and other countries in which our products are sold. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Because we depend on third parties to market our products in the international market, any problems encountered by these third parties could affect our sales.

Although the market for valve products is international, most of our products are sold to companies in the PRC. We do not have any offices outside of the PRC, and we depend on other companies to market our products in the international market. As a result, we are dependent upon third parties, over which we have no control, to develop and implement an international marketing effort. Any problems encountered by these third parties, including potential violations of laws of the PRC or other countries, may affect their ability to sell our products which would, in turn, affect our net sales.

We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain or motivate key personnel or hire qualified personnel, our business may be severely disrupted if we lose their services.

Our performance largely depends on the talents and efforts of highly skilled individuals and in particular, the technology and expertise held by our Chief Executive Officer, Wang Chen. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract new technology developers and to retain and motivate our existing contractors.

We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Our chief executive officer is a party to contractual agreements as described elsewhere in this registration statement. However, if any disputes arise between our executive officer and us, we cannot assure you, in light of uncertainties associated with the Chinese legal system, the extent to which any of these agreements could be enforced in China, where some of our executive officers reside and hold some of their assets.

Because we have inadequate insurance coverage in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Certain key technology for our business is uninsured and inaccessible in the absence of key individuals.

The “recipe” to our unique method for creating structural ceramic valves is held by Wang Chen, our CEO, and his mother, Guo Chuanye. This technology is recorded but is uninsured and inaccessible by anyone but Mr. Wang, Guo Chuanye, and our director, Guo Wei. If either of these three key individuals were to lose the ability to recall this technology, either through death or incapacity, we would lose key technology that could have a material adverse effect on our financial condition and results of operations.

Our Chief Executive Officer controls us through his position and stock ownership and his interests may differ from other stockholders.

Upon exercise of a call option agreement entered into on June 9, 2008, by and between Wang Chen and Li Shaoqing, our Chief Executive Officer, Mr. Wang, will beneficially own 78.69% of our common stock through his 100% holding in Long Sunny Limited. As a result, Mr. Wang will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Mr. Wang’s interests may differ from that of other stockholders.

Additionally, Mr. Wang and our pending director, Guo Wei, are husband and wife and as such their interests may not be independent from one another.

Our operations may be adversely affected by the unilateral decisionmaking structure of Shengkai, the entity through which we operate our business.

Mr. Wang Chen currently serves as executive director of Shengkai. Shengkai’s Articles of Association provides for its governance by an executive director, instead of a board of directors, to be appointed by Shengkai’s shareholders. The PRC Company Act permits PRC companies with a smaller number of shareholders or registered capital to be governed by a sole executive director. Pursuant to Shengkai’s Articles of Association, the executive director’s actions are overseen by a supervisor, Guo Chuanji, who holds no interest in the company. Notwithstanding such supervision, the governance of Shengkai by a single executive director could result in inadequately vetted business decisions that could negatively affect the performance of our operations.

We rely on energy and transportation services or others in providing products and services to our users, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

Our systems are heavily reliant on the availability of electricity. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly and their fuel supply could be inadequate during a major power outage. This could result in a disruption of our business.

If we fail to obtain all required licenses, permits, or approval, we may be unable to expand our operations.

Before we can develop certain products, we must obtain a variety of approvals from local and municipal governments. There no assurance that we will be able to obtain all required licenses, permits, or approvals from government authorities. If we fail to obtain all required licenses, permits or approvals, we may be unable to expand our operations.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Although we have no present plans for any acquisitions, in the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

☐	the difficulty of integrating acquired products, services or operations;

☐	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

☐	the difficulty of incorporating acquired rights or products into our existing business;

☐	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

☐	difficulties in maintaining uniform standards, controls, procedures and policies;

☐	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

☐	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

☐	the effect of any government regulations which relate to the business acquired;

☐
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may be required to pay liquidated damages if we do not register shares of common stock issuable upon conversion of the Preferred Shares and Warrants issued in the Private Placements or if we are not listed on a national exchange within a specified time period.

The registration rights agreement that we executed in connection with the June 2008 Financing requires us to file a registration statement with the SEC within 45 days after the earlier of the date of the Second Closing (as defined in the section entitled “REVERSE MERGER AND PRIVATE PLACEMENTS” below) or June 30, 2008, and declared effective by the SEC not later than November 27, 2008. We are required to pay liquidated damages to Vision Opportunity China LP in an amount equal to 1 percent of the Purchaser’s initial acquisition of Preferred Shares pursuant to the June 2008 Purchase Agreement for each month passed the relevant deadline that the registration statement is not filed or not declared effective, for any period that we fail to keep the registration statement effective, or for any period that we cause our stock to be delisted from the OTC Bulletin Board, up to a maximum of 10 percent.

Pursuant to the Second Amendment to the June 2008 Purchase Agreement and the First Amendment to the June 2008 Securities Escrow Agreement, if we fail to use commercially reasonable efforts to list our common stock on the Nasdaq Capital Market, Nasdaq Global Select Market or Nasdaq Global Market, the American Stock Exchange or any successor market thereto within 18 months of the First Closing (as defined in the section entitled “REVERSE MERGER AND PRIVATE PLACEMENTS” below), 750,000 shares of common stock owned by Principal Stockholder will be distributed to Vision Opportunity China LP.

Additionally, the registration rights agreement that we executed in connection with the July 2008 Financing requires us to file a registration statement with the SEC within 45 days after July 18, 2008 and declared effective by the SEC not later than December 15, 2008. Pursuant to the July 2008 Purchase Agreement, we are required to pay liquidated damages to the purchaser in an amount equal to 1 percent of the investor’s initial acquisition of Preferred Shares for each month past the relevant deadline that the registration statement is not filed or not declared effective, for any period that we fail to keep the registration statement effective, or for any period that we cause our common stock to be delisted from the OTC Bulletin Board, up to a maximum of 10 percent. The number of shares of Preferred Shares issuable pursuant to the liquidated damages provision is subject to reduction based on the maximum number of shares that can be registered under Rule 415.

Pursuant to the First Amendment to the July 2008 Purchase Agreement and the First Amendment to the July 2008 Securities Escrow Agreement, if we fail to list our common stock on the Nasdaq Capital Market, Nasdaq Global Market, American Stock Exchange or any successor market thereto within 18 months of July 18, 2008, 250,000 shares of common stock owned by Principal Stockholder will be distributed to Blue Ridge Investments, LLC.

Because the holders of our Warrants have cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

The holders of our Warrants issued in the Private Placements have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable prior to December 10, 2009 (in the case of Warrants issued in connection with the June 2008 Financing) or January 18, 2009 (in the case of Warrants issued in connection with the July 2008 Financing). Thereafter the right is only exercisable if the underlying shares are not subject to an effective registration statement. To the extent that the holders exercise the cashless exercise rights, we will not receive any proceeds on exercise of warrants.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

☐	the amount of government involvement;

☐	the level of development;

☐	the growth rate;

☐	the control of foreign exchange; and

☐	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The PRC government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

  Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of Renminbi against U.S. dollar, which is continuing. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any of our dividends payable on our ordinary shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues and most of our expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, we are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

Capital outflow policies in the PRC may hamper our ability to remit income to the United States.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the PRC government may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the PRC government will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in China remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our business. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in China, could have a material adverse effect on our business, results of operations and financial condition.

A downturn in the economy of China may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located in the PRC and our officers and our present directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  Although we will be required to implement internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing the required controls and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times. If we are unable to establish the required controls, market makers may be reluctant to make a market in our stock and investors may be reluctant to purchase our stock, which would make it difficult for you to sell any shares of common stock that you may own or acquire.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of our common stock

The trading price for our common stock has been and may continue to be volatile

The market price of our common stock has experienced fluctuations and may continue to fluctuate significantly. The market price of our common shares may be adversely affected by various factors, including enforcement of existing laws, innovation and technological changes, the emergence of new competitors, the perception of desirability of investing in Chinese companies, quarterly variations in revenue and results of operations, speculation in the press or analyst community and general market conditions or market conditions specific to particular industries.

There is a limited market for our common stock, which may make it difficult for you to sell your stock.

Our common stock trades on the OTCBB under the symbol “SOSA.OB.” There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

  The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

We have been required to amend our articles of incorporation to provide for a class of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the Preferred Shares restricts our ability to issue additional series of preferred stock, we may issue such shares in the future. Without the consent of the holders of 75% of the outstanding Preferred Shares, we may not alter or change adversely the rights of the holders of the Preferred Shares or increase the number of authorized shares of Preferred Shares, create a class of stock which is senior to or on a parity with the Preferred Shares, amend our articles of incorporation in breach of these provisions or agree to any of the foregoing.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. "Penny Stock" rules, which may make the stock more difficult to trade on the open market. Our common shares currently trade on the OTCBB. A "penny stock" is generally defined by regulations of the U.S. Securities and Exchange Commission ("SEC") as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on AMEX or a national securities exchange;
(ii)
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock is currently subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Since our common stock is currently deemed a penny stock, it will be subject to penny stock regulations, which may reduce market liquidity of our common stock, because they limit the broker/dealers' ability to trade, and a purchaser's ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us and as a result we could be subject to legal action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

For more information about penny stocks, contact the Office of Filings, Information and Consumer Services of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, or by telephone at 1-800-732-0330.

The issuance of shares through our stock compensation plans may dilute the value of existing stockholders and may affect the market price of our stock.

Although we do not have an option or other equity-based incentive plan at present, in the future we may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

The issuance and sale of the common stock issuable upon conversion of the Preferred Shares and exercise of the Warrants could result in a change of control.

If we issue all of the shares of common stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, the 17,636,301 shares of common stock so issuable would constitute approximately 44.37% of our then outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock become upon conversion of the Preferred Shares pursuant to the anti-dilution and adjustment provisions and pursuant to the liquidated damages provisions of the registration rights agreements executed in connection with the Private Placements. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of the shares offered for sale and sold under this prospectus by the selling stockholders. To the extent the Warrants are exercised for cash, we will receive the exercise price for those warrants. Under the terms of the Warrants, cashless exercise is permitted but only after December 10, 2009 (in the case of those Warrants issued in the June 2008 Financing) or after January 18, 2009 (in the case of the Warrants issued in the July 2008 Financing) and then only if the underlying shares have not been registered.   We intend to use the proceeds from the exercise of the Warrants, if any, for working capital and other general corporate purposes. We cannot assure you that any of the Warrants will ever be exercised or exercised for cash, if at all.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued or will be issued to our shareholders upon conversion or exercise of certain Preferred Shares and Warrants. Accordingly, there will be no dilution to our existing shareholders.

SELECTED FINANCIAL DATA

The following selected statement of operations data contains statement of operations data and balance sheet data of Shengkai, the entity through which we operate our business, for the fiscal years ended June 30, 2007 and 2006 and the fiscal periods ended March 31, 2008 and 2007. The statement of operations data and balance sheet data were derived from the audited financial statements. Such financial data should be read in conjunction with the financial statements and the notes to the financial statements starting on page F-1 and with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Statements of Operation Data:

	Nine months ended March 31, (unaudited)		Twelve months ended June 30,
	2008	2007	2007	2006

Net revenues	$24,028,336	$16,677,898	$23,124,748	$13,677,946
Cost of sales	(9,600,818)	(6,750,453)	(9,244,592)	(5,353,487)

Gross profit	14,427,518	9,927,445	13,880,156	8,324,459
Operating expenses:
Selling	(2,253,599)	(1,672,872)	(2,639,249)	(1,467,675)
General and administrative	(1,339,870)	(797,990)	(1,398,439)	(639,190)

Operating income	10,834,049	7,456,583	9,842,468	6,217,594
Other income	9,074	24,721	25,506	30,938
Interest income	11,882	6,813	8,831	5,921
Interest expenses	-	(20,055)	(20,174)	(24,712)

Income before income taxes	10,855,005	7,468,062	9,856,631	6,229,741
Income tax	(3,195,892)	(2,464,460)	(3,284,829)	(2,055,815)

Net income	7,659,113	5,003,602	6,571,802	4,173,926

Balance Sheet Data:

	As at March 31	As at June 30,
	2008	2007	2006
Cash and cash equivalents	$3,983,194	$1,691,476	$1,292,869
Working capital	6,831,896	11,515,991	12,185,920
Total assets	23,152,032	23,268,830	19,668,974
Total debts	(2,884,719)	(2,852,863)	(3,529,581)
Total shareholders’ equity	20,267,313	20,415,967	16,139,393

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operation of the Company for the fiscal years ended June 30, 2007 and 2006, and for the nine months ended March 31, 2008 and 2007 should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this registration statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

General

Tianjin Shengkai Industrial Technology Development Co. Ltd. (“Shengkai”), the entity through which we run our operations, is a prominent ceramic valve manufacturer. We have more than 14 years of experience and possess a unique method for creating ceramic valves.

We believe that Shengkai is the one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics. Shengkai’s product categories include a broad range of valves in all industries that are sold throughout China, to North America, and other countries in the Asia-Pacific region. Totaling over 300 customers, Shengkai became a supplier of the CPCC in 2005 and a member of the PetroChina supply network in 2006, after a six-year application process.

Critical Accounting Policies and Estimates

The financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates (See Note 2 in the Notes to Financial Statements).

Revenue recognition

Net revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers, net of value added tax (“VAT”), after allowances for returns and discounts and the value of services rendered. Revenue is recognized when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.

Intangible assets

Intangible assets represent land use rights, patent rights and other assets (such as use of software) in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. Patent rights are carried at cost and amortized on a straight-line basis over the period of rights of 10 years commencing from the date of acquisition of equitable interest.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of Shengkai is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Results of Operations

Comparison of the Years Ended June 30, 2007 and 2006

Revenue

Revenue for the fiscal year ended June 30, 2007 was $23,124,748, an increase of $9,446,802 or 69.1% from $13,677,946 for the comparable period in 2006. Approximately 93% of our source of revenue came from customers in the electric power, petrochemical and chemical and metallurgy industries for the past two years of 2007 and 2006, especially the electric power industry contributed approximately 77% of total revenue in 2007. Revenue from the electric power industry was approximately $17.9 million for the year ended June 30, 2007, an increase of approximately $6.6 million or 59% from approximately $11.3 million for the comparable period in 2006. The increase was primarily attributable to an increase in our customer base. Our sales to the growing petrochemical and chemical industry was $1.4 million for the year ended June 30, 2007, an increase of $1.0 million or 267% from US$0.4 million for the comparable period in 2006. Revenue in the metallurgy industry was approximately $2.1 million for the year ended June 30, 2007, an increase of $1.1 million or 114% from $1.0 million for the comparable period in 2006.

Gross profit

Gross profit for the fiscal year ended June 30, 2007, was $13,880,156, an increase of $5,555,697 or 66.7% compared to $8,324,459 for the comparable period in 2006. Although gross profit increased compared with the same period in 2006, the gross profit margin in 2007 slightly decreased from 60.9% in 2006 to 60.0% in 2007. This was primarily attributable to costs related to the provision of sample products and promotional discounts to new customers to increase their confidence in our products. .

Selling expenses

Shengkai’s selling expenses for the fiscal year ended June 30, 2007 was $2,639,249, an increase of $1,171,574 or 79.8% compared to $1,467,675 for the comparable period in 2006. The major selling expense incurred was commission paid to the agents for introducing new customers to us which was approximately $2.2 million in the fiscal year ended June 30, 2007, an increase of approximately $0.9 million or 69% from approximately $1.3 million for the comparable period in 2006. This expense increased in line with the incremental sales. Another major selling expense incurred was advertising, which was $222,430 in the fiscal year ended June 30, 2007, an increase of $199,150 or 855.5% from $23,280 for the comparable period of 2006. This increase was primarily attributable to Shengkai’s increased participation in local and overseas industry exhibitions as well as increased advertising in local and oversea magazines.

General and administrative expenses

General and administrative expenses for the fiscal year ended June 30, 2007 was $1,398,439, an increase of $759,249 or 118.8% comparing to $639,190 for the comparable period in 2006. The increase in general and administrative expenses was primarily attributable to an increase in amortization of intangible assets to $462,182 for the fiscal year ended June 30, 2007, an increase of $370,209 or 402.5% compared to $91,973 for the comparable period in 2006, due to increased expenditures for the purchase of new production technologies and patent applications. Another reason for the increase in general and administrative expenses was an increase in personnel-related costs and technical consultation fees.

Interest expenses

Interest expenses for the fiscal year ended June 30, 2007 were $20,174, a decrease of $4,538 or 18.4% compared to $24,712 for the comparable period in 2006. The interest expense was incurred from a short term loan with an interest rate of 6.417% per annum. However, this loan was redeemed early in February 2007, resulting in an overall decrease in interest expenses.

Other Income (Expense)

Other income for the fiscal year ended June 30, 2007 was $25,506, a decrease of $5,432 or 17.6% compared to $30,938 for the comparable period in 2006. This other income was received in the form of innovation grants and subsidies from the government. The amount of grants and subsidies would depend on the annual budget of Tianjin Municipal Government. As such, the decrease in other income was primarily attributable to varying amount of grants from the Tianjin Municipal Government

Income Tax Expenses

Income tax expenses for the fiscal year ended June 30, 2007 and 2006 were $3,284,829 and $2,055,815 respectively, an increase of $1,229,014 or 59.8% over these two fiscal years. The increase was primarily attributable to the increase in sales. The effective income tax rates were 33% for both the fiscal years of 2007 and 2006.

Comparison of the Nine Months Ended March 31, 2008 and 2007

Revenue

Revenue for the nine months ended March 31, 2008 was $24,028,336, an increase of $7,350,438 or 44.1% from $16,677,898 for the comparable period in 2007. Similar to the last two fiscal years, approximately 93% of our source of revenue came from customers in the electric power, petrochemical and chemical and metallurgy industries for the past nine months period. The electric power industry was still the significant market to our revenue, contributing approximately 82% of total revenue for the nine months ended March 31, 2008. Revenue from the electric power industry was approximately $18.8 million for the nine months ended March 31, 2008, an increase of approximately $6.2 million or 50% from approximately $12.6 million for the comparable period in 2007. The increase was primarily attributable to broadening our customer base. The revenues from petrochemical and chemical industry and metallurgy industry were very steady, were recorded $2.7 million for both the nine months ended March 31, 2008 and 2007. Revenue from other industries contributed the rest of $1.0 million increment over the comparable periods of nine months ended March 31, 2008 and 2007.

At present we are experiencing a deficiency of production capacity to meet demand for our products. We plan to expand our production capacity by acquiring additional financing to expand our operations.

Gross Profit

Gross profit for the nine months ended March 31, 2008 was $14,427,518, an increase of $4,500,073 or 45.3% compared to $9,927,445 for the comparable period in 2007. The gross profit margin for the nine months ended March 31, 2008 also increased slightly to 60.0% from 59.5% for the comparable period in 2007. This increase was primarily attributable to a 61% gross profit margin from sales in the electric power industry in 2008, up from 59% in 2007.

Selling Expenses

Selling expenses for the nine months ended March 31, 2008 was $2,253,599, an increase of $580,727 or 34.7%, from $1,672,872 for the comparable period in 2007. The major selling expense was commission paid to the agents for introducing new customers to us which was approximately $2.0 million in the nine month period ended March 31, 2008, an increase of approximately $0.4 million or 29% from approximately $1.6 million in the nine month period ended March 31, 2007. Another major selling expense was travelling expense which was $68,336 in the nine month period ended March 31, 2008, an increase of $45,527 or 3 times from $22,809 in the nine month period ended March 31, 2007. This increase was mainly attributable to more frequent travel to meet new local and oversea customers.

General and Administrative Expenses

General and administrative expenses for the nine months ended March 31, 2008 were $1,339,870, an increase of $541,880 or 67.9% compared to $797,990 for the comparable period in 2007. The increase was primarily attributable to increases in amortization of intangible assets, from $293,009 to $531,631 over the comparable periods of 2007 and 2008, an increase of $238,622 or 81.4% due to increases in expenditures for the purchase of new production technologies development and patent applications. Another reason was the increase in the expenses related to preparation for the Reverse Merger Transaction and Private Placements.

Interest expense

There was no interest expense for the nine months ended March 31, 2008 compared to $20,055 for the comparable period in 2007 because the short term loan with interest rate of 6.417% per annum was redeemed early in February 2007 and no short term loan remained outstanding during the nine months ended March 31, 2008.

Income Tax Expenses

Income tax for the nine months ended March 31, 2008 was $3,195,892, an increase of 29.7% or $731,432 from $2,464,460 for the comparable period in 2007. The increase was primarily attributable to the increase in sales. However, the PRC government decreased the income tax rate on enterprises from 33% to 25% since January 1, 2008, which reduced income tax expenses by nearly $0.4 million from those expenses that would have been incurred if the previous tax rate was applied.

Liquidity and Capital Resources

Cash and Cash Equivalent

Our cash and cash equivalents were $1,691,476 at the beginning of the nine months ended March 31, 2008 and increased to $3,983,194 by the end of such period, an increase of $2,291,718 or 135.5%.  The net change in cash and cash equivalents represented an increase of 355.1% or $1,788,208 from $503,510 for the comparable period in 2007. The increase was primarily attributable to a decrease in cash used in investing and financing activities.

Net cash provided by operating activities

Net cash provided by operating activities was $6,242,216 for the nine months ended March 31, 2008, a decrease of $991,726 or 13.7% from $7,233,942 for the comparable period in 2007. The decrease was primarily attributable to increase in accounts receivables caused by a substantial increase in sales over the comparable period in 2007.

Net cash used in investing activities

Net cash used in investing activities was $4,204,378 for the nine months ended March 31, 2008, a decrease of $800,400 or 16% from $5,004,778 for the comparable period in 2007. The decrease was primarily attributable to reduced payments of intangible assets.

Net cash used in financing activities

Net cash used in financing activities was zero for the nine months ended March 31, 2008, compared to $1,777,811 for the same period in 2007. The difference was primarily attributable to dividend payments and redemptions of short term loans that were made during the nine months ended March 31, 2007.

Contractual Obligations and Off-Balance Sheet Arrangements.

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our financial position, results of operations, and cash flows.

The following table (in thousands) summarize our contractual obligations as of March 31, 2008, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Totals	Less Than 1 Year	1 to 3 Years	Thereafter
Capital expenditures (1)	$4,272	$1,424	$2,848	—

(1) Capital expenditure is commitment for the purchase of computer systems and patent applications. See Note 12 – Commitment and Contingency in the notes to the financial statements, included elsewhere in this report.

Quantitative and Qualitative Disclosures About Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable and accounts payable. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments; thus, fluctuations in interest rates would not have a material impact on the fair value of these investments. At March 31, 2008, we had approximately $4.0 million in cash and cash equivalents. A hypothetical 5% increase or decrease in either short term or long term interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. We generally transact business in Chinese Renminbi (RMB). Recently the raw material prices increased continuously and the exchange rate of US dollars to Chinese RMB decreased continuously. These fluctuations have impacted our export business. We have taken the below actions to mitigate these risks: (1) raising prices to adjust for the difference (2) increasing inventories of material, and (3) shortening lead time of the product.

REVERSE MERGER AND PRIVATE PLACEMENTS

In June and July 2008, we consummated a number of related transactions through which we acquired control of Shengkai, a PRC-based company and consummated two private placements for gross proceeds of $15 million and $5 million, respectively. The number of shares of common stock that we are registering under this prospectus relate to those securities issued in the Reverse Merger and Private Placements.

Shengkai is engaged in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the export of ceramic valves and related technologies. Shengkai sells its products in China, North America and the Asia-Pacific region. We acquired control of Shengkai through two separate transactions: (i) a restructuring transaction which granted control of Shengkai to another PRC entity, Shengkai (Tianjin) Ceramic Valves Co., Ltd. (“SK Ceramic Valves”), and (ii) a reverse merger transaction transferring control of SK Ceramic Valves to Southern Sauce. We refer to the restructuring transaction and the reverse merger transaction together as the “Reverse Merger.”

Restructuring Transaction: Under the laws of the PRC, certain restrictions are placed on round trip investments, which are defined under PRC law as an acquisition of a PRC entity by an offshore special purpose vehicle owned by one or more PRC residents. As a result, SK Ceramic Valves entered into a series of agreements with Shengkai which we believe give us effective control over the business of Shengkai.

Reverse Merger Transaction: In the reverse merger transaction, through our wholly-owned subsidiary Shen Kun Acquisition Sub Limited, we acquired control of Shen Kun International Limited, a British Virgin Islands company (“Shen Kun”) and the parent company of SK Ceramic Valves, by issuing to the Shen Kun Shareholders shares our of common stock as consideration for all of the outstanding capital stock of Shen Kun. The Shen Kun Shareholders with whom we consummated the merger included (i) the majority holder, Long Sunny Limited, a British Virgin Islands company, a majority of the stock of which may be acquired in the future by our Chief Executive Officer, Mr. Wang Chen, pursuant to a call option held by Mr. Wang, (ii) five individual minority stockholders: Mr. Miao Yang, Ms. Zhang Ying, Ms. Chen Fang, Mr. Wu Yanping, Mr. Liu Naifan, and (iii) two entity minority stockholders, Groom Profit Holdings Limited, a British Virgin Islands company (solely owned by Ms. Zhao Yanqiu), and Right Idea Holdings Limited, a British Virgin Islands company (solely owned by Ms. Ji Haihong).

Private Placements: In connection with the reverse merger transaction, on June 11, 2008 we sold to Vision Opportunity China LP Units (the “Units”) for aggregate gross proceeds of $15,000,000, at a price of $2.5357 per Unit (the “June 2008 Financing”). Each Unit consists of one share of Southern Sauce Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), convertible into one share of common stock, par value $0.001 per share (the “common stock”), and one Series A Warrant to purchase common stock equal to 120% of the number of shares of common stock issuable upon conversion of the Preferred Shares (“Warrant”).

Additionally, on July 18, 2008, we sold to Blue Ridge Investments, LLC Units for aggregate gross proceeds of $5,000,000, at a price of $2.5357 per Unit (the “July 2008 Financing”). Each Unit consists of one Preferred Share, convertible into one share of common stock, par value $0.001 per share (the “common stock”), and one Warrant to purchase common stock equal to 120% of the number of shares of common stock issuable upon conversion of the Preferred Shares.

A detailed description of the agreements entered into in connection with these transasctions is provided below.

PRC Restructuring

The PRC restructuring transaction was effected by the execution of five agreements between SK Ceramic Valves, on the one hand, and Shengkai (and in some cases the shareholders of Shengkai), on the other hand. Under the laws of the PRC, certain restrictions are placed on round trip investments, which are defined under PRC law as an acquisition of a PRC entity by an offshore special purpose vehicle owned by one or more PRC residents. To comply with these restrictions, in conjunction with the reverse acquisition, we (via our wholly-owned subsidiary, SK Ceramic Valves) entered into and consummated certain contractual arrangements with Shengkai and their respective stockholders pursuant to which we provide these companies with technology consulting and management services. Through these contractual arrangements, we have the ability to substantially influence these companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Shengkai and operate our business in the PRC through Shengkai, we are considered the primary beneficiary of Shengkai.

On May 30, 2008, we entered into the following contractual arrangements, each of which are enforceable and valid in accordance with the laws of the PRC:

Consigned Management Agreement

The Consigned Management Agreement, among SK Ceramic Valves, Shengkai, and all of the shareholders of Shengkai, provides that SK Ceramic Valves will provide financial, business, technical and human resources management services to Shengkai that will enable SK Ceramic Valves to control Shengkai’s operations, assets and cash flow, and in exchange, Shengkai will pay a management fee to SK Ceramic Valves equal to 2% of Shengkai’s annual revenue. The management fee for each year is due by January 31 of the following year. The term of the agreement is until SK Ceramic Valves acquires all of the equity or assets of Shengkai.

Technology Service Agreement

The Technology Service Agreement, among SK Ceramic Valves, Shengkai, and all of the shareholders of Shengkai, provides that SK Ceramic Valves will provide technology services, including the selection and maintenance of Shengkai’s computer hardware and software systems and training of Shengkai employees in the use of those systems. SK Ceramic Valves will also provide research and development into new formulations of ceramics and methods that will increase the toughness and machinability of ceramics, raise manufacturing ceramic materials burn rate and lower sintering temperature, and lower production costs. The agreement also provides that SK Ceramic Valves will train Shengkai’s staff to increase productive use of the new equipments and increase Shengkai’s overall production capacity.

As consideration for such services, Shengkai will pay a technology service fee to SK Ceramic Valves equal to 1% of Shengkai’s annual revenue. The technology service fee for each year is due by January 31   of the following year. The term of the agreement is until SK Ceramic Valves acquires all of the equity or assets of Shengkai.

Loan Agreement

The Loan Agreement, among SK Ceramic Valves and all of the shareholders of Shengkai, provides that SK Ceramic Valves will make a loan in the aggregate principal amount of RMB49,000,000 (approximately $7,182,434) to the shareholders of Shengkai, each shareholder receiving a share of the loan proceeds proportional to its shareholding in Shengkai, and in exchange each shareholder agreed (i) to contribute all of its proceeds from the loan to the registered capital of Shengkai in order to increase the registered capital of Shengkai, (ii) to cause Shengkai to complete the process of registering the increase in its registered capital with PRC regulatory authorities within 30 days after receiving the loan, and (iii) to pledge their equity to SK Ceramic Valves under the Equity Pledge Agreement described below.

The loan is repayable at the option of SK Ceramic Valves either in cash or by transfer of Shengkai equity or all of its assets to SK Ceramic Valves. The loan does not bear interest, except that if (x) SK Ceramic Valves is able to purchase the equity or assets of Shengkai, and (y) the lowest allowable purchase price for that equity or those assets under PRC law is greater than the principal amount of the loan, then, insofar as it is allowable under PRC law, interest will be deemed to have accrued on the loan in an amount equal to the difference between the lowest allowable purchase price for Shengkai and the principal amount of the loan. The effect of this interest provision is that, if and when permitted under PRC law, SK Ceramic Valves may acquire all of the equity or assets of Shengkai by forgiving the loan, without making any further payment.

If the principal amount of the loan is greater than the lowest allowable purchase price for the equity or assets of Shengkai under PRC law, then even though one might expect that SK Ceramic Valves would be entitled to receive the difference between those two amounts in repayment of the loan, Shengkai is not obligated to make such a payment. The effect of this provision is that (insofar as allowable under PRC law) Shengkai may satisfy its repayment obligations under the loan by transferring all of its equity or assets to SK Ceramic Valves, without making any further payment.

The Loan Agreement also contains agreements from the shareholders of Shengkai that during the term of the agreement, they will elect as directors of Shengkai only candidates nominated by SK Ceramic Valves, and they will use their best efforts to ensure that Shengkai does not take certain actions without the prior written consent of SK Ceramic Valves, including (i) supplementing or amending its articles of association or bylaws, (ii) changing its registered capital or shareholding structure, (iii) transferring, mortgaging or disposing of any interests in its assets or income, or encumbering its assets or income in a way that would affect SK Ceramic Valves’ security interest, (iv) incurring or guaranteeing any debts not incurred in its normal business operations, (v) entering into any material contract (exceeding RMB 3,000,000, or approximately $439,741, in value), unless it is necessary for the company’s normal business operations; (vi) providing any loan or guarantee to any third party; (vii) acquiring or consolidating with any third party, or investing in any third party; and (viii) distributing any dividends to the shareholders in any manner. In addition, the Loan Agreement provides that at SK Ceramic Valves’ request, Shengkai will promptly distribute all distributable dividends to the shareholders of Shengkai.

The funds that SK Ceramic Valves used to make the loan came from the proceeds received by us, its indirect parent company, in the Private Placements described in further detail below.

Exclusive Purchase Option Agreement

The Exclusive Purchase Option Agreement, among SK Ceramic Valves, Shengkai, and all of the shareholders of Shengkai, provides that Shengkai will grant SK Ceramic Valves an irrevocable and exclusive right to purchase all or part of Shengkai’s assets, and the shareholders of Shengkai will grant SK Ceramic Valves an irrevocable and exclusive right to purchase all or part of their equity interests in Shengkai. Either right may be exercised by SK Ceramic Valves in its sole discretion at any time that the exercise would be permissible under PRC law, and the purchase price for SK Ceramic Valves’ acquisition of equity or assets will be the lowest price permissible under PRC law. Shengkai and its shareholders are required to execute purchase agreements and related documentation within 30 days of receiving notice from SK Ceramic Valves that it intends to exercise its right to purchase.

The Exclusive Purchase Option Agreement contains agreements from Shengkai and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair SK Ceramic Valves’ security interest in the equity of Shengkai or reduce its value. These agreements are substantially the same as those contained in the Loan Agreement described above.

The agreement will remain effective until SK Ceramic Valves or its designees have acquired 100% of the equity interests of Shengkai or substantially all of the assets of Shengkai. The exclusive purchase options were granted under the agreement on May 30, 2008.

Equity Pledge Agreement

The Equity Pledge Agreement, among SK Ceramic Valves, Shengkai, and all of the shareholders of Shengkai, provides that the shareholders of Shengkai will pledge all of their equity interests in Shengkai to SK Ceramic Valves as a guarantee of the performance of the shareholders’ obligations and Shengkai’s obligations under each of the other PRC restructuring agreements. The Equity Pledge Agreement contains promises from Shengkai and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair SK Ceramic Valves’ security interest in the equity of Shengkai or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

Under the Equity Pledge Agreement, the shareholders of Shengkai have also agreed (i) to cause Shengkai to have the pledge recorded at the appropriate office of the PRC Bureau of Industry and Commerce, (ii) to deliver any dividends received from Shengkai during the term of the agreement into an escrow account under the supervision of SK Ceramic Valves, and (iii) to deliver Shengkai’s official shareholder registry and certificate of equity contribution to SK Ceramic Valves. Additionally, on July 3, 2008, a Supplementary Agreement to the Equity Pledge was executed to authorize SK Ceramic Valves to fully and completely represent all shareholders of Shengkai to exercise their shareholder's rights in Shengkai, including shareholders’ voting rights at shareholder meetings.

Completion of the PRC Restructuring

The PRC restructuring Agreements were executed on May 30, 2008. However, SK Ceramic Valves is required under the agreements to complete additional post-closing steps required in order to maintain its good standing under PRC law. These steps include SK Ceramic Valves making required regulatory filings and giving proof to regulatory authorities that it has received the required portion of its registered capital as of the deadline required under PRC law. Specifically, SK Ceramic Valves must receive 15% of its total registered capital of $15 million by July 9, 2008, and the remaining $12.75 million by April 9, 2010, in order to maintain the validity of its business license and its certificate of approval to exist as a wholly foreign-owned entity in the PRC issued by the Tianjin Municipal Government and the Tianjin Administration for Industry and Commerce, respectively. This license and approval would become invalid and be immediately cancelled if SK Ceramic Valves were to fail to make timely payment of the first installment of its registered capital, in which case we could cease to have any claim to control Shengkai under PRC law.

As of June 16, 2008, 87.87% of the registered capital of SK Ceramic Valves had been contributed. The remaining portion of SK Ceramic Valve’s registered capital must be contributed and verified by April 9, 2010, two years after the issuance of its business license. We anticipate that these steps will be completed in advance of that date.

As a result of the consummation of the PRC Restructuring Agreements above, the contributions of Shengkai’s registered capital, and therefore the ownership of Shengkai, will take the form represented in the table below:

Name of Shareholder	Amount of Contribution (RMB)		Percent of Capital Contribution
Wang Chen	45,689,600		71.39
Guo Wei	8,531,200		13.33
Zhao Yanqiu	4,192,000		6.55
Ji Haihong	4,192,000		6.55
Zhang Ying	307,200		0.48
Miao Yang	307,200		0.48
Chen Fang	307,200		0.48
Wu Yanping	236,800		0.37
Liu Naifan	236,800		0.37
Total	RMB	64,000,000	100%

Reverse Merger Transaction

On June 9, 2008, through our wholly-owned subsidiary Shen Kun Acquisition Sub Limited, we entered into a Merger Agreement and Plan of Reorganization with (i) Shen Kun International Limited, (ii) the owners of all of the outstanding voting stock of Shen Kun, and (iii) our then-controlling stockholders, Vision Opportunity China LP, Castle Bison, Inc., Martin Sumichrast, and Ralph Olson. The Shen Kun Shareholders with whom we consummated the merger included (i) the majority holder, Long Sunny Limited, a British Virgin Islands company (which owned 84.72% of Shen Kun’s common stock), a majority of the stock of which may be acquired in the future by our Chief Executive Officer, Mr. Wang Chen, pursuant to a call option held by Mr. Wang, (ii) five individual minority stockholders: Mr. Miao Yang, Ms. Zhang Ying, Ms. Chen Fang, Mr. Wu Yanping, Mr. Liu Naifan (who collectively owned 2.18% of Shen Kun’s common stock), and (iii) two entity minority stockholders, Groom Profit Holdings Limited, a British Virgin Islands company (solely owned by Ms. Zhao Yanqiu), and Right Idea Holdings Limited, a British Virgin Islands company (solely owned by Ms. Ji Haihong) (who each owned 6.55% of Shen Kun’s common stock, respectively).

Under the terms of the Merger Agreement and Plan of Reorganization, we acquired control of Shen Kun International Limited, a British Virgin Islands company and the parent company of SK Ceramic Valves, a wholly foreign-owned entity organized under the laws of the PRC, by issuing 20,550,000 shares of common stock to the Shen Kun Shareholders as merger consideration for 100% of the common stock of Shen Kun. Immediately after the closing of the Merger Agreement and Plan of Reorganization, we had a total of 22,112,500 shares of common stock outstanding, with the Shen Kun Shareholders (and their assignees) owning approximately 92.9% of our outstanding common stock on a non-diluted basis.

Private Placement (June 2008 Financing)

In connection with the consummation of the Reverse Merger Transaction, on June 11, 2008 we consummated a financing for the sale of Units for the aggregate gross proceeds of $15,000,000, at a price of $2.5357 per Unit (“the June 2008 Financing”). Each Unit consists of one share of Southern Sauce Preferred Shares, convertible into one share of common stock, and Warrant equal to 120% of the number of shares of ommon stock issuable upon conversion of the Preferred Shares. The description of other material terms and conditions of the June 2008 Financing are set forth below.

Securities Purchase Agreement

In connection with the Reverse Merger Transaction, on June 10, 2008 we entered into and on June 11, 2008 consummated a Securities Purchase Agreement (the “June 2008 Purchase Agreement”) with certain Purchasers, namely Vision Opportunity China LP, for the sale of Units at an aggregate purchase price of $15,000,000, each unit consisting of one Preferred Share and one Warrant with an exercise price of $3.52 per share, exercisable for a period of five years from the closing date.

On June 11, 2008, the aggregate purchase price paid for the Units was $15,000,000 (the “First Closing”). Pursuant to the June 2008 Purchase Agreement, on or before June 30, 2008, we had the option to sell in a second closing an additional number of Units for an aggregate price that was the difference between the gross proceeds from the First Closing and $20,000,000 (the “Second Closing”).

Each Preferred Share is convertible, at the option of the holder, into one share of our common stock, subject to certain limitations, conditions and anti-dilutive adjustments as described below. As such, the Preferred Shares are convertible into an aggregate of 5,915,526 shares of our common stock.

The Warrants are exercisable in the aggregate for up to 7,098,632 shares of our common stock, or 120% of the total number of shares of common stock issuable upon conversion of the Preferred Shares purchased by each Purchaser, subject to a 9.9% limitation on beneficial ownership of common stock.

Pursuant to the Mass Harmony Agreement dated as of September 16, 2007, Mass Harmony received an aggregate of 450,000 shares of common stock and 5% of the gross proceeds of the June 2008 Financing in Warrants, equivalent to warrants exercisable in the aggregate of up to 213,068 shares of our common stock. The services provided by Mass Harmony under the Mass Harmony Agreement include performing initial due diligence on Shengkai, preparing Shengkai’s business plan, and assisting in the corporate restructuring and financial documentation.

Pursuant to the Second Amendment to the June 2008 Purchase Agreement dated as of July 31, 2008, we are required to list and trade our shares of common stock on the Nasdaq Capital Market, the Nasdaq Global Market, the American Stock Exchange or any successor market thereto within eighteen (18) months of the First Closing, or our principal stockholder, Li Shaoqing (the “Principal Stockholder”), will be required to deliver to Vision Opportunity China LP an aggregate of 750,000 shares of common stock.

The Purchase Agreement also grants the following significant rights to Vision Opportunity China LP and places the following significant restrictions and obligations on us:

•
Subsequent financing participation. For two years after the date on which the initial registration statement to be filed by the Company under the registration rights agreement described below is declared effective by the Securities and Exchange Commission (“SEC”), Purchasers who continue to hold Preferred Shares have the right to participate in any subsequent sale of securities by Southern Sauce in order to purchase up to its pro rata portion of the total amount of securities sold in the subsequent sale equal to the percentage of the total Preferred Shares issued in the June 2008 Financing.

•	Consent for asset sale. We may not sell all or a substantial portion of our assets, except to a subsidiary, without the consent of the holders of a majority of the then-outstanding Preferred Shares.

•
Chief Financial Officer/Vice President of Investor Relations. As soon as possible after the First Closing, we are required to use our best efforts to appoint an individual who is fluent in English and acceptable to Vision Opportunity China LP to serve as Chief Financial Officer and/or Vice President of Investor Relations.

•
Investor relations fund. We must maintain an escrow account with $500,000 in connection with monies to be used for investor and public relations services. The escrow account was established through the Investor and Public Relations Escrow Agreement described below and was funded at the Closing. Out of this amount, $150,000 shall be released from escrow once we appoint a Chief Financial Officer or Vice President of Investor Relations. An additional $150,000 will be released to us after we engage a new independent registered accounting firm that is listed as one of the top 20 firms by stock market client number as calculated by Hemscott Group Limited, a division of Morningstar, Inc.

•
U.S. visitation. For as long as Vision Opportunity China LP holds at least 5% of the aggregate total number of shares of common stock and Shares (as defined in the Purchase Agreement) of the Company on a fully-diluted basis, the Company must provide for its management to visit the United States at least twice each year to meet with potential investors.

Preferred Shares

The Articles of Amendment to our Articles of Incorporation as filed with the Florida Secretary of State on June 10, 2008, setting forth the designation of 10,000,000 Preferred Shares, provides for the following:

Conversion and anti-dilution:   Each Preferred Share is convertible into one share of our common stock at a conversion price of $2.5357 per share. For a period of two (2) years from the issuance of the Preferred Shares, the Purchasers have full ratchet anti-dilution protection, and until all Preferred Shares have been converted thereafter, the Purchasers have weighted-average anti-dilution protection. Based on these anti-dilution provisions, each outstanding Preferred Share held by a Purchaser will be convertible into more than one share of common stock if, during the covered periods, we issue or sell shares, other than as part of certain exempt issuances, by issuing stock to new investors for less than the purchase price per share paid by the Purchasers in the financing. At no time may a holder of Preferred Shares convert those shares if as a result of the conversion, that holder would beneficially own more than 9.9% of our common stock outstanding at that time. A holder may, however, waive this provision by providing us with 61 days’ notice that such holder wishes to waive this restriction with regard to any or all shares of common stock issuable upon conversion of such holder’s Preferred Shares.

Voting: Holders of Preferred Shares have the following voting rights:

•
Holders of the Preferred Shares vote on an “as converted” basis, together with the common stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares of capital stock, (ii) approve the sale of any of our capital stock, (iii) adopt an employee stock option plan, or (iv) effect any merger, consolidation, sale of all or substantially all of our assets, or related consolidation or combination transaction.

•	Holders of the Preferred Shares vote together as a separate class on all matters that impact the rights, value, or ranking of the Preferred Shares.

Liquidation Preference: Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of Preferred Shares are entitled to a preference of $2.5357 per share. The holders of Preferred Shares rank (a) senior to the common stock and to any other class or series of stock issued by us not designated as ranking senior to or pari passu with  the Preferred Shares in respect of the right to participate in distributions or payments upon a liquidation event and (b) pari passu with any other class or series of our stock , the terms of which specifically provide that such class or series will rank pari passu with the Preferred Shares in respect of the right to participate in distributions or payments upon a liquidation event.

Dividends: The Preferred Shares are not entitled to dividends unless we pay dividends, in cash or other property, to holders of outstanding shares of common stock. If we pay dividends, each outstanding Preferred Share will entitle its holder to receive dividends, out of available funds, equal to the amount of dividends payable on the number of shares of common stock into which each Preferred Share would be convertible as of the record date, if such Preferred Share had been converted to common stock.

Warrants

The Warrants issued to Mass Harmony are exercisable in the aggregate for up to 213,068 shares of our common stock, for a term of 5 years from June 10, 2008, the date of issuance. The Warrants issued to Vision Opportunity China LP are exercisable, in the aggregate for up to 7,098,632 shares of our common stock, or 120% of the total number of shares of common stock issuable upon conversion of the Preferred Shares purchased by each Purchaser, for a term of 5 years from June 10, 2008.

At any time after 18 months following the date of issuance, the warrantholders are entitled to exercise the Warrants on a cashless basis if we do not have an effective registration statement to cover the common stock underlying the Warrants. The number of shares of common stock that each holder shall be entitled to upon exercise of the Warrant on a cashless basis shall be computed using the following formula:

X = Y -	(A)(Y)
B

Where	X =	the number of shares of common stock to be issued to the holder.

	Y =	the number of shares of Non-Registered Warrant Stock purchasable upon exercise of all or part of the Warrant.

	A =	the Warrant Price.

	B =	the Per Share Market Value of one share of common stock.

In the event that:

•
we issue or sell or are deemed to have issued or sold any shares of our common stock other than certain excluded securities for a consideration that is less than the then current exercise price, then the current exercise price shall be adjusted to the lower exercise price;

•
we issue or sell any convertible securities (including options) that entitles any one to acquire shares of our common stock or common stock equivalents at an effective price per share that is less than the then current exercise price (the “base share price”), then the exercise price shall be reduced to equal such base shares price and the number of shares issuable upon exercise of such warrants shall be increased such that the aggregate exercise price, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

•
we: (A) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (B) subdivides outstanding shares of common stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (D) issue by reclassification of shares of the common stock any shares of our capital stock, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of common sock outstanding immediately after such event and the number of shares issuable upon exercise of this warrant shall be proportionately adjusted.

Pursuant to the Warrants, no holder may exercise such holder’s Warrant if such exercise would result in the holder beneficially owning in excess of 9.9% of our then issued and outstanding common stock. A holder may, however, waive this provision by providing us with 61 days’ notice that such holder wishes to waive this restriction with regard to any or all shares of common stock issuable upon exercise of such holder’s Warrants.

Securities Escrow Agreement

On June 10, 2008 we entered into and on June 11, 2008 consummated a securities escrow agreement with Vision Opportunity China LP, as representative of the Purchasers under the June 2008 Purchase Agreement, Li Shaoqing (the “Principal Stockholder”), and Loeb & Loeb LLP, as escrow agent (the “Securities Escrow Agreement”). In the Securities Escrow Agreement, as an inducement to the Purchasers to enter into the June 2008 Purchase Agreement, the Principal Stockholder agreed to deliver an aggregate of 5,915,526 shares of our common stock (the amount of common stock underlying the Preferred Shares) (the “Vision Escrow Shares”) to the escrow agent for the benefit of the Purchasers, and to forfeit some or all of those shares to the Purchasers in the event we fail to achieve certain financial performance thresholds for the 12-month periods ending June 30, 2008 (“2008”) and June 30, 2009 (“2009”).

The earnings threshold for 2008 will be satisfied if we achieve (i) net income greater than $8.8 million and cash from operations greater than $6.5 million, and (ii) net income earnings per share equal to or greater than $0.22 (on a fully diluted basis) and cash from operations earnings per share equal to or greater than $0.16 (on a fully diluted basis).

Earnings per share is calculated by (x) dividing the lesser of net income and cash from operations, as reported in the 2008 financial statements plus any amounts that may have been recorded as charges or liabilities on the 2008 financial statements due to the application of EITF No. 00-19 that are associated with (1) any outstanding warrants issued in connection with the Securities Purchase Agreement or (2) any liabilities created as a result of the Vision Escrow Shares being released to any officers or directors of Southern Sauce by (y) the aggregate number of shares of our then outstanding common stock on a fully-diluted basis which number includes, without limitation, the number of shares of common stock issuable upon conversion of our then outstanding Preferred Shares and the number of shares of common stock issuable upon the exercise of any then outstanding preferred stock, warrants or options of Southern Sauce.

The earnings threshold for 2009 will be satisfied if we achieve (i) net income greater than $13 million and cash from operations greater than $11 million, and (ii) net income earnings per share equal to or greater than $0.33 (on a fully diluted basis) and cash from operations earnings per share equal to or greater than $0.28 (on a fully diluted basis). In the event that the gross proceeds resulting from the sale of Units pursuant to the terms of the June 2008 Purchase Agreement is less than $20 million, on or about July 1, 2008, Southern Sauce, Vision Opportunity China LP and the Purchasers will amend such net income, cash from operations, net income earnings per share, and cash from operations earnings per share to reflect the agreement of the parties at such time.

If we achieve less than 50% of the 2008 performance threshold, then all of the Vision Escrow Shares will be delivered to the Purchasers and distributed to them ratably according to the number of Preferred Shares that each of them holds at that time, and within five days of that delivery, the Principal Stockholders will be required to deliver another 5,915,526 shares of our common stock to the Escrow Agent (the number of shares of common stock underlying the Preferred Shares) for the benefit of the Purchasers.

If we achieve at least 50%, but less than 95%, of the 2008 performance threshold, then the Escrow Agent will deliver to the Purchasers a percentage of the Vision Escrow Shares determined by doubling the percentage by which the 2008 performance threshold was not achieved. In that case, within five days after the delivery, the Principal Stockholder will be required to deliver to the escrow agent the same number of shares of our common stock so that the total number of Vision Escrow Shares is 5,915,526.

If we achieve 95% or more of the 2008 performance threshold, the Vision Escrow Shares will continue to be held in escrow.

If we achieve less than 50% of the 2009 performance threshold, then all of the Vision Escrow Shares will be delivered to the Purchasers and distributed to them ratably according to the number of Preferred Shares that each of them holds at that time.

If we achieve at least 50%, but less than 95%, of the 2009 performance threshold, then the Escrow Agent will deliver to the Purchasers a percentage of the Vision Escrow Shares determined by doubling the percentage by which the 2009 Performance Threshold was not achieved. The remaining Vision Escrow Shares will then be returned to the Principal Stockholder.

If we achieve at least 95% of the 2009 performance thresholds, all of the 2009 Escrow Shares will be returned to the Principal Stockholders.

Pursuant to the Second Amendment to the June 2008 Purchase Agreement and the First Amendment to the June 2008 Securities Escrow Agreement, both dated as of July 31, 2008, if we fail to list our common stock on the Nasdaq Capital Market, Nasdaq Global Market, American Stock Exchange or any successor market thereto within eighteen (18) months of June 10, 2008, 750,000 shares of common stock owned by Principal Stockholder will be distributed to Vision Opportunity China LP.

Investor and Public Relations Escrow Agreement

On June 10, 2008 we entered into and on June 11, 2008 consummated an Investor and Public Relations Agreement with Vision Opportunity China LP, as representative of the Purchasers under the June 2008 Purchase Agreement, and Sichenzia Ross Friedman Ference LLP, as escrow agent. Pursuant to the agreement, $500,000 of the proceeds of the June 2008 Financing was deposited into an escrow account with Sichenzia Ross Friedman LLP for use in investor and public relations services. The escrow account was established through the Investor and Public Relations Escrow Agreement described below and was funded at the closing. Out of this amount, $150,000 shall be released from escrow once we appoint a Chief Financial Officer or Vice President of Investor Relations. An additional $150,000 will be released to us after we engage a new independent registered accounting firm that is listed as one of the top 20 firms by stock market client number as calculated by Hemscott Group Limited, a division of Morningstar, Inc.

Registration Rights Agreement

On June 10, 2008 we entered into and on June 11, 2008 consummated a Registration Rights Agreement with Vision Opportunity China LP (the “Vision RRA”), under which we agreed to prepare and file with the SEC and maintain the effectiveness of a “resale” registration statement pursuant to Rule 415 under the Securities Act (“Rule 415”) providing for the resale of (i) all of the shares of common stock issuable on conversion of the Preferred Shares, (ii) all of the shares of common stock issuable upon exercise of the Warrants, (iii) 1,304,750 shares of common stock held by certain stockholders before the Reverse Merger Transaction, (iv) all of the Escrow Shares delivered to Vision Opportunity China LP under the Securities Escrow Agreement described above, and (v) all of the 750,000 shares of common stock that the Principal Stockholder will be required to deliver to Vision Opportunity China LP in case the Company does not meet the deadline for listing on a national securities exchange.

Under the terms of the Vision RRA, we are required to have a registration statement filed with the SEC within 45 days after the earlier of the date of the Second Closing or June 30, 2008, and declared effective by the SEC not later than November 27, 2008.

We are required to pay liquidated damages to each Purchaser in an amount equal to 1 percent of the Vision Opportunity China LP’s initial acquisition of Preferred Shares pursuant to the June 2008 Purchase Agreement for each month past the relevant deadline that the registration statement is not filed or not declared effective, for any period that we fail to keep the registration statement effective, or for any period that we cause our common stock to be delisted from the OTC Bulletin Board, up to a maximum of 10 percent of the purchase amount of the Units. The number of shares of Preferred Shares issuable pursuant to the liquidated damages provision is subject to reduction based on the maximum number of shares that can be registered under Rule 415.

In the event we are unable to register for resale under Rule 415 all of the registrable securities in the registration statement due to limits imposed by the SEC’s application of Rule 415, we will file a registration statement covering the resale of such lesser amount of registrable securities as we are able to register and use our reasonable best efforts to have that registration statement become effective as promptly as possible and, when permitted to do so by the SEC, we will file subsequent registration statement(s) covering the resale of any registrable securities that were omitted from previous registration statement and use our reasonable best efforts to have such registration declared effective as promptly as possible.

In addition to the foregoing registration rights, the Vision RRA grants holders of registrable securities customary piggy back rights during any time when there is not an effective registration statement providing for the resale of the registrable securities.

The terms of Vision RRA are subject to a registration rights agreement that was consummated on June 11, 2008 by and between the Company and certain shareholders pre-existng the reverse merger (the “Shareholder RRA”). Under the terms of the Shareholder RRA, the Company granted registration rights to certain shareholders existing prior to the Reverse Merger Transaction, by which the shareholders were granted registration rights for the registration of an aggregate of 1,304,750 shares of common stock. The shareholders will be entitled to cash liquidated damages in the amount equal to .75% of the value of each shareholder’s registrable securities (using a value of $2.54 per share to calculate the amount of such shareholder’s registrable securities) on the date that it fails to register the securities under the terms of the agreement and for each calendar month or portion thereof until the failure is cured, up to a maximum amount of 10% of the value of the shareholder’s securities (using a value of $2.54 per share to calculate the amount of such shareholder’s registrable securities).

Lock-Up Agreement

On the Closing Date, we entered into an agreement with various shareholders of Long Sunny Limited and members of Shengkai’s management under which, in order to induce Southern Sauce and the Purchasers to enter into the June 2008 Financing, each of the seven shareholders and managers listed below agreed that (i) they will not sell or transfer any shares of our common stock held as of the Closing Date until at least 12 months after the effective date of the initial registration statement to be filed under the Vision RRA described above, and (ii) for an additional 24 months after the end of that 12 month period, it will not sell or transfer more than one-twelfth of its total shares of that common stock during any one month.

The shareholders subject to the Lock-Up Agreement are:

•	Wang Chen, our CEO.
•	Li Shaoqing
•	Guo Wei
•	Liu Xiaoqian
•	He Li
•	Ruan Xianqyi
•	Li Juan

Private Placement (July 2008 Financing)

On July 18, 2008, we sold to Blue Ridge Investment, LLC, Units (the “Units”) for aggregate gross proceeds of $5,000,000, at a price of $2.5357 per Unit (the “July 2008 Financing”). As in the June 2008 Financing, each Unit consists of one Preferred Share, convertible into one share of common stock, and one Warrant to purchase common stock equal to 120% of the number of shares of common stock issuable upon conversion of the Preferred Shares. The description of other material terms and conditions of the July 2008 Financing are set forth below.

Securities Purchase Agreement

On July 18, 2008, we entered into and consummated a Securities Purchase Agreement (the “July 2008 Purchase Agreement”) with Blue Ridge Investments, LLC for the sale of Units at an aggregate purchase price of $5,000,000, each unit consisting of one Preferred Share and one Warrant with an exercise price of $3.52 per share, exercisable for a period of five years from issuance.

Each Preferred Share is convertible, at the option of the holder, into one share of our common stock, subject to certain limitations, conditions and anti-dilutive adjustments as described below. As such, the Preferred Shares are convertible into an aggregate of 1,971,842 shares of our common stock.

The Warrants are exercisable in the aggregate for up to 2,366,211 shares of our common stock, or 120% of the total number of shares of common stock issuable upon conversion of the Preferred Shares purchased by each Purchaser, subject to a 9.9% limitation on beneficial ownership of common stock.

Pursuant to the Mass Harmony Agreement dated as of September 16, 2007, Mass Harmony also received 5% of the gross proceeds of the July 2008 Financing in Warrants, equivalent to warrants exercisable in the aggregate of up to 71,023 shares of our common stock. The services provided by Mass Harmony under the Mass Harmony Agreement include performing initial due diligence on Shengkai, preparing Shengkai’s business plan, and assisting in the corporate restructuring and financial documentation.

Pursuant to the First Amendment to the July 2008 Purchase Agreement dated as of July 31, 2008, we are required to list and trade our shares of common stock on the Nasdaq Capital Market, Nasdaq Global Market, American Stock Exchange or any successor market thereto within eighteen (18) months of July 18, 2008, or our principal stockholder, Li Shaoqing (the “Principal Stockholder”), will be required to deliver to Blue Ridge Investments, LLC an aggregate of 250,000 shares of common stock.

The July 2008 Purchase Agreement also grants the following significant rights to Blue Ridge Investments, LLC and places the following significant restrictions and obligations on us:

•
Subsequent financing participation. For two years after the date on which the initial registration statement to be filed by the Company under the Registration Rights Agreement described below is declared effective by the Securities and Exchange Commission (“SEC”), if Blue Ridge Investments, LLC continues to hold Preferred Shares, it shall have the right to participate in any subsequent sale of securities by Southern Sauce in order to purchase up to its pro rata portion of the total amount of securities sold in the subsequent sale equal to the percentage of the total Preferred Shares issued in the July 2008 Financing.

•	Consent for asset sale. We may not sell all or a substantial portion of our assets, except to a subsidiary, without the consent of the holders of a majority of the then-outstanding Preferred Shares.

•
Chief Financial Officer/Vice President of Investor Relations. As soon as possible after the Closing Date, we are required to use our best efforts to appoint an individual who is fluent in English and acceptable to Vision Opportunity China LP and to Blue Ridge Investments, LLC to serve as Chief Financial Officer and/or Vice President of Investor Relations.

•
Investor relations fund. We must maintain an escrow account with $500,000 in connection with monies to be used for investor and public relations services. The escrow account was established through the Investor and Public Relations Escrow Agreement entered into by and between the Company, Vision Opportunity China LP and Sichenzia Ross Friedman Ference LLP, as escrow agent, dated as of June 10, 2008 and was funded on June 11, 2008. Out of this amount, $150,000 shall be released from escrow once we appoint a Chief Financial Officer or Vice President of Investor Relations. An additional $150,000 will be released to us after we engage a new independent registered accounting firm that is listed as one of the top 20 firms by stock market client number as calculated by Hemscott Group Limited, a division of Morningstar, Inc.

•
U.S. visitation. For as long as Vision Opportunity China LP or Blue Ridge Investments, LLC holds at least 5% of the aggregate total number of shares of common stock and Shares (as defined in the Purchase Agreement) of the Company on a fully-diluted basis, the Company must provide for its management to visit the United States at least 4 times each year to meet with potential investors.

Preferred Shares

The Preferred Shares issued pursuant to the July 2008 Financing have the rights and designations as the Preferred Shares whose rights and designations are set forth in the section entitled “Private Placement (June 2008 Financing)” above.

Warrants

The Warrants issued to Mass Harmony are exercisable in the aggregate for up to 71,023 shares of our common stock, for a term of 5 years from July 18, 2008, the date of issuance. The Warrants issued to Blue Ridge Investments, LLC are exercisable in the aggregate for up to 2,366,211 shares of our common stock, or 120% of the total number of shares of common stock issuable upon conversion of the Preferred Shares purchased by Blue Ridge Investments, LLC, for a term of 5 years from July 18, 2008. Additional terms of the Warrants are set forth in the section entitled “Private Placement (June 2008 Financing)” above.

Securities Escrow Agreement

On July 18, 2008, we consummated a securities escrow agreement with Blue Ridge Investments, LLC, Li Shaoqing (the “Principal Stockholder”), and Loeb & Loeb LLP, as escrow agent (the “July 2008 Securities Escrow Agreement”). In the Securities Escrow Agreement, as an inducement to Blue Ridge Investments, LLC to enter into the July 2008 Purchase Agreement, the Principal Stockholder agreed to deliver an aggregate of 1,971,842 shares of our common stock (the amount of common stock underlying the Preferred Shares) (the “Blue Ridge Escrow Shares”) to the escrow agent for the benefit of Blue Ridge Investments, LLC, and to forfeit some or all of those shares to Blue Ridge Investments, LLC in the event we fail to achieve certain financial performance thresholds for the 12-month periods ending June 30, 2008 (“2008”) and June 30, 2009 (“2009”).

The earnings threshold for 2008 will be satisfied if we achieve (i) net income greater than $8.8 million and cash from operations greater than $6.5 million, and (ii) net income earnings per share equal to or greater than $0.22 (on a fully diluted basis) and cash from operations earnings per share equal to or greater than $0.16 (on a fully diluted basis).

Earnings per share is calculated by (x) dividing the lesser of net income and cash from operations, as reported in the 2008 financial statements plus any amounts that may have been recorded as charges or liabilities on the 2008 financial statements due to the application of EITF No. 00-19 that are associated with (1) any outstanding warrants issued in connection with the July 2008 Purchase Agreement or (2) any liabilities created as a result of the Blue Ridge Escrow Shares being released to any officers or directors of Southern Sauce by (y) the aggregate number of shares of our then outstanding common stock on a fully-diluted basis which number includes, without limitation, the number of shares of common stock issuable upon conversion of our then outstanding Preferred Shares and the number of shares of common stock issuable upon the exercise of any then outstanding preferred stock, warrants or options of Southern Sauce.

The earnings threshold for 2009 will be satisfied if we achieve (i) net income greater than $13 million and cash from operations greater than $11 million, and (ii) net income earnings per share equal to or greater than $0.33 (on a fully diluted basis) and cash from operations earnings per share equal to or greater than $0.28 (on a fully diluted basis).

If we achieve less than 50% of the 2008 performance threshold, then all of the Blue Ridge Escrow Shares will be delivered to Blue Ridge Investments, LLC and distributed to them ratably according to the number of Preferred Shares that it holds at that time, and within five days of that delivery, the Principal Stockholder will be required to deliver another 1,971,842 shares of our common stock to the Escrow Agent (the number of shares of common stock underlying the Preferred Shares) for the benefit of Blue Ridge Investments, LLC.

If we achieve at least 50%, but less than 95%, of the 2008 performance threshold, then the Escrow Agent will deliver to Blue Ridge Investments, LLC a percentage of the Blue Ridge Escrow Shares determined by doubling the percentage by which the 2008 performance threshold was not achieved. In that case, within five days after the delivery, the Principal Stockholder will be required to deliver to the escrow agent the same number of shares of our common stock so that the total number of Blue Ridge Escrow Shares is 1,971,842.

If we achieve 95% or more of the 2008 performance threshold, the Blue Ridge Escrow Shares will continue to be held in escrow.

If we achieve less than 50% of the 2009 performance threshold, then all of the Blue Ridge Escrow Shares will be delivered to the Purchaser and distributed to them ratably according to the number of Preferred Shares that each of them holds at that time.

If we achieve at least 50%, but less than 95%, of the 2009 performance threshold, then the Escrow Agent will deliver to Blue Ridge Investments, LLC a percentage of the Blue Ridge Escrow Shares determined by doubling the percentage by which the 2009 Performance Threshold was not achieved. The remaining Blue Ridge Escrow Shares will then be returned to the Principal Stockholder.

If we achieve at least 95% of the 2009 performance thresholds, all of the 2009 Escrow Shares will be returned to the Principal Stockholder.

Pursuant to the First Amendment to the July 2008 Purchase Agreement and the First Amendment to the July 2008 Securities Escrow Agreement, both dated as of July 31, 2008, if we fail to list our common stock on the Nasdaq Capital Market, Nasdaq Global Market, American Stock Exchange or any successor market thereto within 18 months of July 18, 2008, 250,000 shares of common stock owned by Principal Stockholder will be distributed to Blue Ridge Investments, LLC.

Registration Rights Agreement

On July 18, 2008 we entered into and consummated a Registration Rights Agreement with Blue Ridge Investments, LLC (the “Blue Ridge RRA”), under which we agreed to prepare and file with the SEC and maintain the effectiveness of a “resale” registration statement pursuant to Rule 415 under the Securities Act (“Rule 415”) providing for the resale of: (i) all of the shares of common stock issuable on conversion of the Preferred Shares, (ii) all of the shares of common stock issuable upon exercise of the Warrants, (iii) all of the Escrow Shares delivered to Blue Ridge Investments, LLC under the July 2008 Securities Escrow Agreement described above, and (iv) all of the 250,000 shares of common stock that the Principal Stockholder will be required to deliver to Blue Ridge Investments, LLC in case the Company does not meet the deadline for listing on a national securities exchange.

Under the terms of the Blue Ridge RRA, we are required to have a registration statement filed with the SEC within 45 days after the date of the Closing Date, or September 1, 2008, and declared effective by the SEC not later than December 15, 2008.

We are required to pay liquidated damages to Blue Ridge Investments, LLC in an amount equal to 1% of Blue Ridge Investments, LLC initial acquisition of Preferred Shares pursuant to the July 2008 Purchase Agreement for each month past the relevant deadline that the registration statement is not filed or not declared effective, for any period that we fail to keep the registration statement effective, or for any period that we cause our common stock to be delisted from the OTC Bulletin Board, up to a maximum of 10% of the purchase amount of the Units. The number of shares of Preferred Shares issuable pursuant to the liquidated damages provision is subject to reduction based on the maximum number of shares that can be registered under Rule 415.

In the event we are unable to register for resale under Rule 415 all of the registrable securities in the registration statement due to limits imposed by the SEC’s application of Rule 415, we will file a registration statement covering the resale of such lesser amount of registrable securities as we are able to register and use our reasonable best efforts to have that registration statement become effective as promptly as possible and, when permitted to do so by the SEC, we will file subsequent registration statement(s) covering the resale of any registrable securities that were omitted from previous registration statement and use our reasonable best efforts to have such registration declared effective as promptly as possible.

In addition to the foregoing registration rights, the Blue Ridge RRA grants holders of registrable securities customary piggy back rights during any time when there is not an effective registration statement providing for the resale of the registrable securities.

The terms of the Blue Ridge RRA are subject to the Vision RRA described in the section entitled “Private Placement (June 2008 Financing)” above. Under the terms of the Vision RRA, we granted registration rights to Vision Opportunity China LP on similar terms as Blue Ridge under the Registration Rights Agreement, except that we are required to file a registration statement within 45 days after June 30, 2008, and such registration statement must be declared effective by the SEC not later than November 27, 2008.

The terms of the Blue Ridge RRA are also subject to the Shareholder RRA. Under the terms of the Shareholder RRA, the Company granted registration rights to certain shareholders existing prior to the Reverse Merger Transaction, by which the shareholders were granted registration rights for the registration of an aggregate of 1,304,750 shares of common stock, as described in more detail in the section entitled “Private Placement (June 2008 Financing)” above.

BUSINESS

Corporate History and Structure

We were incorporated in Florida under the name Southern Sauce Company, Inc. on December 8, 2004.  Our initial business plan was to establish a successful specialty food business based on proprietary recipes for barbecue sauces and other condiments for the retail market.

By a Stock Purchase and Sale Agreement dated February 14, 2008, we experienced a change in control whereby Vision Opportunity China LP and a number of other investors acquired an aggregate of 2,575,000 shares of common stock from former shareholders for a purchase price of $635,000. Upon this change in control, our board of directors determined that the implementation of our business plan prior to the change in control was no longer financially feasible, and we adopted an acquisition strategy focused on pursuing growth by acquiring undervalued businesses with a history of operating revenues. We utilized several criteria to evaluate prospective acquisitions including whether the business to be acquired (1) was an established business with viable services or products, (2) had an experienced and qualified management team, (3) had room for growth and/or expansion into other markets, (4) was accretive to earnings, (5) offered the opportunity to achieve and/or enhance profitability, and (6) increases shareholder value.

Our board of directors approved the Merger Agreement and Plan of Reorganization on May 30, 2008, and we entered into the Merger Agreement and Plan of Reorganization with Shen Kun and all of the Shen Kun shareholders on June 9, 2008.

Shen Kun International Limited was incorporated under the laws of the British Virgin Islands on November 7, 2007, and Shen Kun International Limited formed SK Ceramic Valves as a wholly foreign-owned enterprise under the laws of the PRC on April 9, 2008.

Shengkai was organized under the laws of the PRC in June 1994 under the name Tianjin Shengkai Industrial Technology Development Company. Shengkai’s business was formerly operated as a collective-owned enterprise. The business was reorganized under the laws of the PRC as a limited liability company under its current name, Tianjin Shengkai Industrial Technology Development Co., Ltd. in April 1999.

Under the laws of the PRC, certain restrictions are placed on round trip investments, which are defined under PRC law as an acquisition of a PRC entity by an offshore special purpose vehicle owned by one or more PRC residents. As a result, SK Ceramic Valves entered into a series of agreements with Shengkai which we believe give us effective control over the business of Shengkai, the entity through which we now operate our business. These agreements are described above in the section entitled “REVERSE MERGER AND PRIVATE PLACEMENTS – PRC Restructuring.”

Business Overview

We believe that Shengkai is the one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer who is able to produce large-sized ceramic valves with calibers of 150mm or more. Its product categories include a broad range of valves in all industries that are sold throughout China, to North America and other countries in the Asia-Pacific region. Totaling over 300 customers, the company became a supplier of China Petroleum & Chemical Corporation (“CPCC”) in 2005 and a member of the PetroChina Co. Ltd. (“PetroChina”) supply network in 2006. Shengkai is currently the only domestic ceramic valve manufacturer entering into the CPCC and PetroChina supply system, after a six-year application process.

Shengkai develops ceramic products with more than 700 types and specifications in 32 series, under nine categories. Of these, national patents have been obtained for 12 products, and applications for nine more are pending. Shengkai’s product won the title of “National Key New Product” four times from 1999-2003 and won a silver medal in the Shanghai International Industry Fair in 2002. In 2003, Shengkai obtained API authentication allowing export to North America and the Asia-Pacific region and CE authentication allowing export to EU in 2003.

Presently, the technology of other domestic and overseas industrial ceramic valves manfacturers limit production to small-bore ball valves with pressure levels below 2.5MPa. In contrast, Shengkai produces a variety of ceramics in every category (gate valve, ball valve, back valve, adjustable valve, cut-off valve and special valve) and produce more than 700 specifications that sustain a maximum pressure level of 42MPa. The largest ceramic valve caliber produced by Shengkai is 1,000mm; currently, we believe that other manufacturers in the world only produce ceramic ball valves and ceramic adjustable valves with 150mm caliber or less.

Business History

Shengkai was established in June 1994 with registered capital of RMB310,000 and an initial business scope covering the production and sales of spray mixtures and ceramic valves. The stock ownership was jointly held by eight shareholders including Wang Chen, the largest shareholder of the company.

In October 1995, Shengkai increased its registered capital to RMB1 million through capital and equity increase; Wang Chen contributed RMB810,000 and the remaining shares are held by the other seven shareholders. In November 2000, the registered capital increased to RMB15 million and the company’s business scope was changed to the design, manufacturing and sales of ceramic valves, manufacturing and sales of high-tech ceramic material, technical consultation and service, and export of such products and related technologies.

Overview of the Ceramic Valve Industry in China

At present, the world valve industry is in a stage of stable development. According to statistical data in “Industrial Valves: World Markets” report published by the McIlvaine Company (the “McIlvaine Report”), the growth rate of the world sales volume of valves has remained at a level of approximately 5% since 2000. As of 2006, there are more than 50,000 valve manufacturers with valve sales volume reaching $43 billion.

Since reforming and opening its markets, China’s valve industry has developed rapidly, especially during the country’s “Tenth Five-Year Plan”. At the end of 2006, the number of Chinese valve manufacturers was up to over 4,000, representing 8% of the world’s total suppliers; 1,438 of them have sales of over RMB5 million, nearly 200 of them have output value of RMB50 million. According to the statistical data by the China National Bureau of Statistics, total output in China’s valve industry reached 2.06 million tons in 2006, which increased 17.34% compared with the previous year; gross industrial output value reached RMB62 billion, which increased 20% compared with the previous year. The Bureau of Statistics further estimated that China’s valve industry experienced a growth rate of over 20% in 2007.

Market dispersion is more pronounced in the valve industry than many other industries and subject to intense competition: the top 15 of the world manufacturers have a sales volume less than $7 billion in 2006 with a world market share of approximately 20%, according to the McIlvaine Report; according to statistical data in “ Valve Communication” published by the China Valve Industrial Association, the top 10 Chinese valve industry manufacturers only had a sales volume of RMB4.63 billion, with a Chinese market share of less than 7 percent.

Operations of Shengkai

Shengkai designs, manufactures and distributes ceramic valves in 32 series under 9 categories, covering almost every general type of valve available for industrial use in the world. Shengkai’s valve sizes range from 32mm to 1000mm and can withstand pressure up to 42MPa. The company provides a series of services related to industrial ceramic valves, including manufacture, installation and maintenance of general industrial ceramic valves, as well as the design and manufacture of various non-standard ceramic valves as required by customers’ special operating conditions.

Production is comprised of three processes: ceramic piece production, machine-work of ceramic and metal components, and assembly. Currently, the total area of the production plant is 4,940 m2, with 51 sets of machine tools, of which 17 sets are for ceramics, and two sets of digitally controlled machine tools. Ceramic valve output in 2007 was 6,969 sets.

Ceramics are friable and non-plastic and, given that to-date we believe that there is no special equipment available for ceramic processing in the world, as such can not only be difficult to process but also have a limited field of application. Shengkai has overcome these disadvantages by applying the following features to its products:

•	adding zirconia to alumina ceramics for increase toughness and resistance to corrosion;
•	successfully using Martensite transformation toughening technology to increase toughness and reduce deformability; and
•	applying nano-sized powder technology to improve toughness and other features.
•	altering existing metal processors so as to enable Shengkai to apply cold-working techniques to its ceramic products.

Shengkai has developed a solid solution and agent that lowers firing temperature and enhances the homogeneous dispersion of ceramic pulp, applying the theories of solid solution, chemical dispersion and the rational sintering temperature curve. This technology effectively controls the contraction ratio during the ceramic sintering process to greatly improve the rate of finished products. Currently, the rate of sintered finished goods of various calibers of Shengkai’s valve products has reached over 90%, and firing temperatures for Shengkai’s products are 80 ° C-120°C lower than the world standard in the industry.

Shengkai has also developed various joint technologies under various temperatures, so as to solve problems that arise from the combination of ceramics and metal with different coefficients of thermal expansion and to ensure that the valves produced are leak-proof. Shengkai mainly selects ceramic material of partially stabilized zirconia (PSZ), tetragonal zirconia polycrystal (TZP), zirconia-toughened alumina (ZTA) and zirconia toughened mullite (ZTM).

We believe that Shengkai's ability to produce a comprehensive category of high-quality ceramic products, together with its self-developed ceramic processor, leak-proof valve sealing technology and strong technology development capacity, distinguish it from its domestic and international competitors.

Products of Shengkai

Shengkai mainly produces industrial ceramic valves with calibers up to 1,000mm in various types and in different combinations of ceramic and metal coefficients, depending on their use. Ceramic valves perform significantly better than metal valves due to higher wear resistance, corrosion resistance, high temperature resistance and thermal shock resistance. We estimate that the average service life of our ceramic valves are at least 20 times of that of comparably-sized metal valves currently in the market.

Raw Materials and Equipment

Raw materials required for valve production includes metal materials and ceramic materials like aluminum oxide and zinc oxide; a large number of spare parts in various specifications are also purchased during production. Our supply contracts typically bear renewable one year terms. The company implements the IO9001 quality system and as such is very strict with selection of equipment and material suppliers. Purchased machinery or kiln equipment in addition to raw materials are subsequently strictly inspected and examined by the quality control department, so as to prevent unqualified products from being put into the production flow.

Customers and Suppliers

As of March 31, 2008, the following material sales contracts were active and still being fulfilled:

No.	The Other Party	Object	Amount(Yuan)	Date of Execution
1	Beijing Guodian Longyuan Environment Technology Co., Ltd.	Valves	1,220,804	3/10/2008
2	Tianjin Chentang Thermoelectricity Co., Ltd.	Valves	500,000	3/7/2008
3	Anhui Hannan Luoneng Power Generation Co., Ltd.	Valves	1,991,108	3/10/2008
4	Hunan Yiyang Power Generation Co., Ltd.	Valves	944,366	2/20/2008
5	Yan Mine (group) Co., Ltd.	Valves	992,364	2/20/2008
6	Guodian Shuanya Mountain Power Generation Co., Ltd.	Valves	1,191,410	2/12/2008
7	Tianjin Datang International Panshan Power Generation Co., Ltd.	Valves	694,200	2/11/2008
8	Hunan Yiyang Power Generation Co., Ltd.	Valves	930,337	2/12/2008
9	Beijing Guodian Longyuan Environment Technology Co., Ltd.	Valves	1,089,608	2/10/2008
10	Guodian Shizui Mountain First Power Generation Co., Ltd.	Valves	1,477,920	2/10/2008
11	Nanjing Bohong Electromechanical Device Co., Ltd.	Valves	770,614	2/8/2008
12	Beijing Guodian Futong Scientific Technology Development Co., Ltd.	Valves	579,196	2/9/2008
13	Guodian Huangjin Bu Power Generation Co., Ltd.	Valves	1,485,400	2/7/2008
14	Hunan Yiyang Power Generation Co., Ltd.	Valves	977,582	2/4/2008

In the last three years, Shengkai’s top 10 customers were as follows:

Major customers and sales amount in 2005-2007

Name	Amount (RMB ten thousand)	Percentage of Sales (%)
Hunan Yiyang No. 2 Power Generating Co., Ltd.	1,575.3	4.14
China Resources Power Hunan Co., Ltd.	1011.98	2.66
Guodian Quanzhou Generating Co., Ltd.	856.24	2.25
Dezhou Power Plant under Huaneng Power International, Inc.	798.39	2.10
Beijing Guodian Longyuan Environmental Engineering Co., Ltd.	791.72	2.08
Zhenjiang Power Station Auxiliary Machinery Plant	752.11	1.98
Qinghai Qiaotou Co., Ltd.	718.43	1.89
Huadian Fujian Shaowu Power Generation Co, Ltd.	676.59	1.78
Guodian Yongfu Generating Co., Ltd.	625.79	1.64
Shanxi Lujin Wangqu Power Generation Co., Ltd.	570.05	1.50

In the last three years, Shengkai’s top 10 suppliers were as follows:

Suppliers and purchase amount in 2005-2007

Name	Address	Amount (RMB ten thousand)	Percentage of Purchases (%)
Tianjin Baili Ertong Machinery Co., Ltd	Douli District Tianjin City	2,109.47	15.86
Botou Alloy Casting Plant	Botou City Hebei Province	1,744.72	13.11
Tianjin Dongrui Foundry Co., Ltd.	Douli District Tianjin City	1,188.19	8.93
Tianjin Jinwan’an Pneumatic Hydraulic Complete Equipment Co., Ltd.	Nankai District Tianjin City	992.43	7.46
Tianjin Zhiliang Metal Forging Co., Ltd.	Douli District Tianjin City	855.21	6.43
Tianjin Tiansha Haiyan Grinding Tools Manufacturing Co., Ltd.	Douli District Tianjin City	625.02	4.70
No. 11 Automation Instrumentation Plant under Shanghai Automation Instrumentation Co., Ltd.	Qingpu District Shanghai City	589.17	4.43
Shanghai Yuelong New Materials Co., Ltd.	Hongkou District Shanghai City	416.15	3.13
Shanghai Luoxun Automation Control Co., Ltd	Pudong District Shanghai City	376.32	2.83
Tianjin Jinhan Trade Co., Ltd.	Douli District Tianjin City	354.23	2.66

Marketing and Sales

In 2007, Shengkai spent RMB1,741,302 for marketing and sales efforts and in 2008 plans to invest an additional RMB468,632. Such funding will be used to implement the following strategies to achieve our sales objectives:

Targeted marketing: Two market departments will be set up for domestic and overseas markets: Department No. 1 will be responsible for domestic marketing and engaging in direct sales for regular customers and sales via agents for spot sales. Sales teams will be set up by geographical region. Currently, Shengkai has set up distribution offices in Hunan, Jilin, Heilongjiang, Hebei, Jiangxi and Hubei and plans to increase its sales force, enlarge investment in marketing and increase sales volume. Due to geographical limitations and cultural differences, Department No. 2 will engage in no direct sales, but will instead utilize foreign agents to conduct sales in international markets. We have already obtained approval and authentication to export to Europe, North America, and the Asia-Pacific region.

Sales training: Each sales personnel member in the company will be trained in grass-roots production before starting work, so as to become familiar with production flow and product characteristics. The HR department has prepared a training plan aimed at sales personnel to educate them in sales and product knowledge. To ensure the professionalism of our employees, all of our sales personnel must pass an exam following training, before they may start work.

Value-added services: Shengkai will enhance the quality of our before-sales, during sales and after-sales service. Shengkai will develop before-sales technical design service to achieve a perfect connection of product with customer demand.

New industries: Shengkai aims to increase sales to customers in the environmental protection and electric power industry. Shengkai will also dedicate its energies to expanding our market into new fields like petrochemicals, metallurgy and ore mining. In the fiscal year 2008, revenue is expected to be approximately $33,000,000, with the power industry comprising approximately 82% of revenue, and the aluminum, petrochemical and chemical, metallurgy and other industries comprising approximately 2%, 5%, 8% and 3%, respectively. We have already taken the first step toward entering the petrochemical industry market by gaining the qualification of first-class supplier for PetroChina Co. Ltd. and CPCC.  We estimate that by fiscal year 2009, the petrochemical industry will comprise approximately 20% of Shengkai's revenue, and the metallurgy, aluminum and power industries will comprise 10%, 5%, and 65% of Shengkai's revenue, respectively.

Competition

Competitive Environment

Currently, the world ceramic valve industry is still in its infancy. Ceramic valves represent a very small proportion in the industrial valve industry. According to our estimates, sales volume for ceramic valves in China represented less than 1% of the total volume for industrial valves in China in 2006.

Shengkai’s main competitors are manufacturers of metal valves, which currently still represent the majority market share in the valve market.  Although the unit price of metal valves is typically cheaper than the unit price of ceramic valves, ceramic valves are more durable than metal valves and as such are most cost-effective than metal valves. Primary Chinese metal valve competitors include Sufa Technology Industry Co., Ltd. CNNC, Neway Valve (Suzhou) Co., Ltd., Hunan Kefeng High-Pressure Valves Co., Ltd., and Lanzhou High-Pressure Valves Co., Ltd.

Within the ceramic valve industry, at present we estimate that we represent over 70% of the Chinese market. The business of our primary ceramic valve competitors is briefly described below:

Ceresist Inc. Primary line of business: high quality ceramic ball valve and ceramic pipeline manufacture. Single equipment is used for structural ceramics production, resulting in few varieties, small caliber and high production cost of ceramic valves. There is no branch in China so far.

Fujikin of America Inc. Primary line of business: semiconductor material and ceramic valves, particularly small ceramic adjustable ball valves. Fuji kin specializes in the manufacture of control devices for valves, but it relies primarily on outsourcing for its ceramic valve cores. There is no branch in China so far.

Shenzhen Nanbo Structure Ceramics Co., Ltd. Primary line of business: series of high-quality small-sized ceramic ball valves with ball, with favorable market share. Its production mainly relies on imported ceramic equipment with single variety and small caliber. The company conducts no R&D of ceramics and does not have large-scale production capacity for ceramic valves.

Many of our international competitors, in particular, have longer operating histories and have more established relationships with customers and end users and are engaged in major markets of general industrial products and cutting edge technology fields. However, with respect to the niche market of ceramic valves manufacture, presently U.S. valve manufacturers Ceresist and Fuji Kin have a mature production scale for ceramic valves, but they do not make industrial ceramics development and ceramic valve production their main line of business, and they rely on either single-use equipment or outsourcing for production of ceramic components. In China, aside from Shengkai, there are fewer than 10 domestic ceramic valve manufacturers, all of which have sales volumes below RMB5 million. With the exception of Shenzhen Nanbo Structure Ceramics Co., Ltd., these companies mainly depend on outsourcing for ceramic pieces.

Our Competitive Advantages

At present, we estimate that we represent over 70% of the market share in the Chinese ceramic valve market. Given our early entry into the ceramic valve market, we believe we enjoy a leading position in China because of our head start in ceramic material technology and valve assembly.

Presently, the technology of other domestic and overseas industrial ceramic valves manfacturers limit production to small-bore ball valves with pressure levels below 2.5MPa. In contrast, Shengkai produces a variety of ceramics in every category (gate valve, ball valve, back valve, adjustable valve, cut-off valve and special valve) and produce more than 700 specifications that sustain a maximum pressure level of 42MPa. The largest ceramic valve caliber produced by Shengkai is 1,000mm; currently, we believe that other manufacturers in the world only produce ceramic ball valves and ceramic adjustable valves with 150mm caliber or less. We believe that Shengkai's ability to produce a comprehensive category of high-quality ceramic products, together with its self-developed ceramic processor, leak-proof valve sealing technology and strong technology development capacity, set it apart from its domestic and international competitors.

Shengkai has established a cooperative relationship with Tianjin University of Science & Technology. The company will further strengthen cooperation with colleges and universities, so as to realize a better integration of practical experience of the company and intellectual resources of the universities.

Our Future Goals and Expansion Plans

We have the following near-term goals for our company:

•
Develop new technology for the industry. We plan to increase investment in technology development and continue conducting research on engineering structural ceramics that will advance the ceramic industrial valve market.

•	Lower production costs. We plan to digitalize its machinery and streamline its valve production so as to lower the production cost of ceramic valves and hasten their substitution for metal valves.
•
Internationalization. Currently, we have started to gain brand awareness in the overseas valve market. We will keep expanding market share in the international market via well-known foreign agents, so as to enhance sales volume and profit in the international market.

Technology Development

In 2007, Shengkai entered into an agreement with a technology development company to purchase a computer system in improving the quality of ceramic value production, (“the Computer System”). Shengkai expects the Computer System to be delivered within 2 years and total cost is $8,544,330 (RMB 60,000,000). Shengkai has already paid $4,272,165 (RMB 30,000,000) for the Computer System and commit to pay the balance during next eighteen months.

Shengkai focuses its technology development on those product areas that have the highest demand, so as to speed-up market share expansion of ceramic valves, lower the risks of product development and promotion, and improve the company’s input-output ratio. Shengkai has also increased investment in nano ceramics performance enhancement via nano technology, so as to continue to increase the caliber, pressure and temperature scope of ceramic valves (and the displacement of metal valves in the market).

Shengkai is currently working to introduce a digital-control processing center to greatly enhance process precision and efficiency and will improve the over all quality of Shengkai’s valves. We anticipate the mode of an entire digital-controlled machine tool process will also reduce the need for a larger workforce while increasing the specialization of our workforce. We estimate that machinization will reduce labor costs for machine work personnel by 50-60% and installation personnel costs by 30%, in roughly the same proportion as productivity is expected to increase.

Intellectual Property

Effective on June 9, 2008, we assigned the trademark, “Kosher Magic Oy, That’s Good!, ” Serial No. 78793035, to Michael Jordan for due consideration in the amount of $100.

In addition, Shengkai has certain intellectual property rights as listed below:

Patents

We have applied for and obtained nine patents in the PRC for the following products:

No.	Utility Models	Certificate No.	Utility Models No.	Designer	Application Date	Authorized Announcement	Owner
1	High temperature and high Pressure ceramic check valves in power station	755441	ZL 200420029890.0	Wang Chen	10/10/2004	2/1/2006	Shengkai
2	Preventing slag at the bottom of the wedge and abrasion-resistant ceramic slag-off valves	756887	ZL 200420029889.8	Wang Chen	10/10/2004	2/1/2006	Shengkai
3	Anti-fouling ceramic seal discharge valves	746044	ZL 200420029887.9	Wang Chen	10/10/2004	12/7/2005	Shengkai
4	Reciprocating sliding dual- plate ceramic sealing valves	756440	ZL 200420029886.4	Wang Chen	10/10/2004	2/1/2006	Shengkai
5	New ceramic replica valves	740358	ZL 200420029885.X	Wang Chen	10/10/2004	11/9/2005	Shengkai
6	External composite armor plate for tank	714858	ZL 2004 2 0029600.2	Wang Chen	8/24/2004	8/3/2005	Shengkai
7	The new V-shaped channel spherical valves	7155047	ZL 2004 2 0029601.7	Wang Chen	8/3/2004	8/3/2005	Shengkai
8	Cavitation and erosion-resistant high-pressure adjusting valves	715215	ZL 2004 2 0029602.1	Wang Chen	8/24/2004	8/3/2005	Shengkai
9	New ceramic three links valves	715416	ZL 2004 2 0029603.6	Wang Chen	8/24/2004	8/3/2005	Shengkai

Additionally, in January 2008, we applied for, and expect to obtain, patents for nine newer valve products, listed below:

No.	Utility Models	Type	Application No.	Application Date	Applicants
1	Ceramic valves with purge devices	Utility Model	200820002560.0	1/22/2008	Shengkai
2	Throttle ceramic valves	Utility Model	200820002561.5	1/22/2008	Shengkai
3	Fast-opening ceramic adjusting valves	Utility Model	200820002565.3	1/22/2008	Shengkai
4	Eccentric anti-seize abrasion-resistant spherical valves	Utility Model	200820002564.9	1/22/2008	Shengkai
5	Spherical ceramic adjusting valves	Utility Model	200820002562.X	1/22/2008	Shengkai
6	Ceramic butterfly valves	Utility Model	200820002563.4	1/22/2008	Shengkai
7	Ceramic seal switching valves	Utility Model	200820002566.8	1/22/2008	Shengkai
8	Fine-tuning ceramic adjusting valves	Utility Model	200820002567.2	1/22/2008	Shengkai
9	Hemispherical ceramic adjusting valves	Utility Model	200820002559.8	1/22/2008	Shengkai

Shengkai has entered into patent transfer agreements with Mr. Wang Chen for the following products:

Name	Patent No.	Application Date	Approval date
Sealing device for heat, pressure and wear resistant valve	ZL 98 2 190654	September 24, 1998	October 23, 1999
High temperature, pressure, corrosion and wear resistant valve	ZL 98 2 190662	September 24, 1998	September 11, 1999

Such patent transfer agreements have not yet been registered with the State Intellectual Property Office.

Mr. Wang also owned a utility model patent named “Wear resistant slab delivering gate valve,” which was transferred to Shengkai pursuant to a patent transfer agreement.  The application date for such patent was August 24, 1995 and has since expired.

Trademarks and Domain Names

Shengkai has registered seven trademarks for “SK” and “Shengkai” with the Trademark Bureau under the State of Administration for Industry & Commerce, all of which are effective:

Trademark	Certificate No.	Category	Registrant	Valid Term
	No.1239606	No.6: metal valves (parts of non-machinery)	Shengkai	1/14/1999 to 1/13/2009
“SK”	No.1717597
No.6 :metal valves (parts of non-machinery), metallic pipe fittings, metallic pipe reinforcement material, metallic pipes fittings of compressed air pipes, metallic pipes, metallic pipes of air conditioning equipment, metallic drip valves, metallic sleeve, conduits and pipes of central heating equipments, metallic pipes of central heating
			Shengkai	2/21/2002 to 2/20/2012
No.4152529
No.2: black clear lacquer, chinaware silver lacquer, platinum glaze for brightening ceramic materials, ceramic coating, white dye or paint, non-viscous chemical coating, within and external walls of bright water-soluble spray plastic, metal anti-rust formulations, metal used protection formulations, ceramic materials with paint, antirust oil
			Shengkai	5/7/2007 to 5/6/2017
	No.4152532	No.20: non-metallic valves, non-metallic ball valves, plastic water pipe valves, plastic drip valves	Shengkai	5/7/2007 to 5/6/2017

No.4152527
No.7:   mud pumps for petroleum, power station boilers and auxiliary equipments, centrifugal pumps, pumps, valves, the flap valves, pressure valves and give up valves, hydraulic valves, control valves, engine nozzles, electrostatic industrial equipments, conveyor
	Shengkai	10/14/2006 to 10/13/2016
No.4152528
No.6:   Armored plates, metallic valves (non-machinery parts), metallic ceramics, metallic drip valves, metallic pipes, metallic water pipes, metallic spray-head, metallic nozzles, metallic piping elbows
	Shengkai	10/14/2006 to 10/13/2016
No.4152533
No.11: slag of furnace automatic transmission installations, valves steam heating equipments, taps, plumbing plugs, sewer equipments, plumbing modulator switches, water equipments, air purification equipments and machinery, gas purification devices, ionizing air handling equipments, flues, flues in chimney, air filtration equipments
	Shengkai	10/14/2006 to 10/13/2016

Shengkai has registered the following domain names:

Domain Name	Owner	Registration Date	Expiration Date
“Ceramicvalve.net”	Shengkai	4/13/2007	4/13/2009 (extended from 4/13/2008)
“Shengkai.com”	Shengkai	N/A	6/15/2009
	Shengkai	4/13/2007	4/13/2009 (extended from 4/13/2008)
	Shengkai	4/16/2007	4/16/2009 (extended from 4/16/2008)
	Shengkai	4/13/2007	4/13/2009 (extended from 4/13/2008)
	Shengkai	4/13/2007	4/13/2009 (extended from 4/13/2008)
	Shengkai	4/13/2007	4/13/2009 (extended from 4/13/2008)
	Shengkai	4/13/2007	4/13/2009 (extended from 4/13/2008)

Employees

As of July 21, 2008, Shengkai had 87 employees, 48 of which possess a diploma over junior college level, representing 55.3% of the work force recruited. We currently have three senior-level professionals and 10 mid-level professionals with graduate degrees.

Employee benefits include five state-mandated insurance plans:

•
Old-age insurance: We withhold a portion of each employee’s average monthly salary from the prior year, as determined by the provincial government, generally 8%, and contribute an additional amount determined by law, up to approximately 20% of such average monthly salary.

•
Medical insurance: We withhold approximately 1% of each employee’s average monthly salary from the prior year and contribute an additional amount totaling approximately 10% of such average monthly salary.

•
Unemployment insurance: We withhold approximately 1% of each employee’s average monthly salary from the prior year, and contribute an additional amount totaling approximately 2% of such average monthly salary.

•	Maternity insurance: We contribute an amount totaling approximately 0.8% of each employee’s average monthly salary from the prior year.

•	Industrial injury insurance: we contribute an amount totaling approximately 0.5% of each emplloyee’s average monthly salary from the prior year.

In 2007, our average compensation per employee per month was RMB3,800, or approximately $557.00. We also pay benefits in the form of social security insurance fees for employees required such insurance under PRC law.

We have a system of human resource performance review and incentive policies that allows personnel reviews to be carried out monthly or bi-monthly, depending on the length of service..

Government Regulations

We are subject to a wide range of regulation covering every aspect of our business. The most significant of these regulations are set forth below. In each case, we have passed the most recent required inspections and have received appropriate and up-to-date licenses, certificates and authorizations, as set forth in the next subsection of this registration statement.

Approvals, Licenses and Certificate s

We require a number of approvals, licenses and certificates in order to operate our business. Our principal approvals, licenses and certificates are set forth below.

•	Business License (No. 120191000015144) issued on December 17, 2007 by Tianjin Administration for Industry and Commerce.

•
Organization Code Certificate issued by Tianjin Quality Supervision and Inspection Bureau (code No. 23967678-2, and registration No. Zu Dai Guan 120191-030551), the valid period of which is from October 19, 2006 to October 18, 2010. The company has passed the 2007 annual inspection.

•
Taxation Registration Certificate (Jin Guo Shui Zi No. 120115239676782) issued by the Tianjin Economic-Technological Development Area Branch of the State Administration of Taxation on October 30, 2006.

•	Taxation Registration Certificate (Jin Di Shui Zi No. 120115239676782) issued by the Tianjin Economic-Technological Development Area Branch of the Local Tax Bureau on October 26, 2006.

•
Customs Declaration Registration Certificate for Consignees or Consignors of Import & Export of the PRC Customs (the Certificate code No.1207268124) issued by Tianjin Customs District of the PRC on July 31, 2001. The expiration date is August 22, 2009.

•	Registration Form for Operators of Foreign Trading (the code No. 00498476, and import & export enterprise code No.1200239676782) issued by Tianjin Commission of Commerce on December 5, 2007.

•	Self-declaration Units Registration Certificate (the Certificate No. 1200604101) issued by Tianjin Entry-Exit Inspection and Quarantine bureau on September 21, 2006.

•
High Technology Guidance Committee of Tianjin Economic & Technology Development Area and Tianjin Scientific Technology Committee issued the   Certificates of High Technology Enterprise (No.2003-011 and No.0612007B5003) to Shengkai respectively on April 30, 2007 and June 16, 2006. The valid terms are respectively two years.

PROPERTIES

Our main office and our manufacturing facilities are located in Tianjin, China, on a plot of land approximately 10,023 square meters in size. We have been issued a Land Use Right Certificate for the land until September 21, 2048 by the municipal government of Tianjin, which may be renewed. We currently own and lease six buildings on the property as listed below. We believe that our existing facilities are well maintained and in good operating condition.

Our land use rights are set forth below:

Land Use Rights through Grants from Land Management Authority

Land No.	No. 01-17-(3)-8
Land Use Right Certificate No.	Jin Nan Dan Guo Yong (2001) Geng 2 Zi No.045
User of the Land	Shengkai
Location	Wang Gang Road, Shuangang, Jinnan Economic & Technology Development Area, Tianjin
Usage	Commercial Services
Area ( ㎡ )	10023.0
Form of Acquisition	Grant from related Land Management Authority
Expiration Date	21/09/2048
Encumbrances	N/A

We occupy the following buildings, as set forth below:

Owned Premises

	Part 1	Part 2	Part 3	Part 4	Part 5
Certificate No.	No. 120018246
Owner	Shengkai
Location	Wang Gang Road, Shuangang, Jinnan Economic& Technology Development Area, Tianjin
Category	Private
Area ( ㎡ )	931.06	1192.90	493.64	824.74	2691.41
Usage of Design	Industry	Industry	Industry	Industry	Industry
Structure	Mixture	Mixture	Mixture	Mixture	Mixture
Encumbrances	N/A	N/A	N/A	N/A	N/A

Leased Premises

No.	Lessor	Location	Term	Rent per Year (RMB)
1	Tianjin Jinbin Nanhua Premises Purchasing Co., Ltd.	Room324, 3/F, 1st Street, Tianjin Economic-Technological Development Area	January 12, 2008 to January 11, 2010	$14,000

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded over-the-counter on the OTC Bulletin Board since August 2006 under the designation SOSA.OB (previously SSAU.OB) and the market for the stock has been relatively inactive. The range of high and low bid quotations for the quarters of the last two years ended June 30, 2008 (adjusted for the 1-for-2 reverse split which occurred on April 15, 2008) is listed below. The quotations are taken from the OTC Bulletin Board. They reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Calendar Quarter	Low Bid	High Bid
2007 First Quarter	0.80	0.70
2007 Second Quarter	0.80	0.70
2007 Third Quarter	0.80	0.70
2007 Fourth Quarter	0.80	0.54
2008 First Quarter	1.00	0.60
2008 Second Quarter	1.00	0.60
2008 Third Quarter	2.00	0.60
2008 Fourth Quarter	2.75	0.15

As of July 21, 2008, we had approximately 54 shareholders of record of our common stock, including the shares held in street name by brokerage firms. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We will rely on dividends from SK Ceramic Valves for our funds and PRC regulations may limit the amount of funds distributed to us from SK Ceramic Valves, which will affect our ability to declare any dividends.

Securities authorized for issuance under equity compensation plans

As of the date of this Current Report, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 10,122,902 shares of our common stock by the selling stockholders. As of July 21, 2008, there were issued and outstanding (i) 22,112,500 shares of common stock, (ii) 7,887,368 shares of Preferred Shares (convertible into 7,887,368 shares of common stock); (iii) Warrants to purchase 9,748,934 shares of common stock; and (iv) no outstanding options. Assuming conversion of all of the Preferred Shares and exercise of all of the Warrants, there will be 39,748,801 shares of common stock outstanding. 8,818,152 of shares underlying the Preferred Shares and Warrants are being registered for resale in this prospectus. None of these shares are currently eligible for resale under Rule 144.

Registration Rights

Other than (i) the registration rights set forth in the registration rights agreement entered into on June 10, 2008 with Vision Opportunity China LP, the investor in the June 2008 Financing, (ii) the registration rights set forth in the registration rights agreement entered into on July 18, 2008 with Blue Ridge Investments, LLC, the investor in the July 2008 Financing, and (iii) the registration rights agreement entered into on June 10, 2008 with the selling stockholders who had acquired their shares prior the reverse merger and private placements, we have no other obligation to register under the Securities Act any of our shares of common stock.

Rule 144 Shares

After February 15, 2008, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding which, in our case, would equal approximately 221,125 shares of our common stock as of the date of this prospectus.

Consequently, as of July 21, 2008 there are approximately 177,750 shares of our common stock held by 26 shareholders of record which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(b), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Notwithstanding the allowances for resale described above, Rule 144(i) imposes additional restrictions on companies that have at any time previously qualified as a “shell” company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). Under Rule 144(i), the shares of a former shell company are not available for resale unless (i) the company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the company was required to file such reports and materials), and (ii) one year has elapsed from the time that the company has filed current Form 10 information with the SEC reporting that it has ceased to be a shell company.

As a result of Rule 144(i) and given that we filed Form 10 information reporting that we had ceased to be shell company under Item 5.06 of the 8-K filed with the SEC on June 13, 2008, none of our shares of common stock are currently available for resale under Rule 144.

Penny Stock Regulations

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Reports

We are subject to certain filing requirements and furnish annual financial reports to our stockholders, certified by our independent accountant, and un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and president and (iv) all executive officers and directors as a group as of July 21, 2008.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Common Stock	Preferred Shares (2)(14)		Warrants (3)(14)		Total		Percentage of common stock (%)
Owner of More than 5% of Class

Vision Opportunity China LP 520 Madison Avenue, 12th Floor New York, NY 10022 (5)	677,500	5,915,526	(14)	7,098,632	(14)	13,691,658	(14)	9.9	(14)%

Hare & Co., as custodian for Blue Ridge Investments, LLC 214 N. Tryon Street Charlotte, NC 28255 (6)	0	1,971,842	(14)	2,366,211	(14)	4,338,053	(14)	9.9	(14)%

Long Sunny Limited (7)(8) P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands	17,400,000	0		0		17,400,000		78.69%

Li Shaoqing (8) c/o Long Sunny Limited P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands	10,440,000	0		0		10,440,000		47.21%

Directors and Executive Officers (9)

John Vogel (director and former CEO) (10) 31200 Via Colinas, Suite 200 Westlake Village, CA 91362	6,000	0		0		6,000		*	%

Robert Scherne (former principal accounting officer) (11) 31200 Via Colinas, Suite 200 Westlake Village, CA 91362	15,000	0		0		15,000		*	%

Mr. Wang Chen (director and current CEO) (12)	8,451,429	0		0		8,451,429		35.81%

Ms. Guo Wei (director) (13)	8,451,429	0		0		8,451,429		35.81%

All Directors and Executive Officers (4 persons)	8,451,429	0		0		8,472,929		35.86%

(1) In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on July 21, 2008, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on July 21, 2008 (22,112,500), and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred and on exercise of the warrants and options, subject to limitations on conversion and exercise as more fully described in note 14 below. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2) An aggregate of 7,887,368 Preferred Shares were issued in the Private Placements, of which 5,915,926 shares were issued to Vision Opportunity China LP in the June 2008 Financing and 1,971,842 shares were issued to Blue Ridge Investments, LLC, in the July 2008 Financing. Each Preferred Share is initially convertible, at the option of the holder, into one share of our common stock. Accordingly, in total, as of June 21, 2008, all of the outstanding Preferred Shares are convertible into a total of 7,887,368 shares of our common stock, subject to a 9.9% limitation on beneficial ownership of common stock as more fully described in note 14 below.

(3) The purchasers in the Private Placements have also been issued Warrants to purchase up to a total of 9,464,843 shares of our common stock at $3.52 per share (subject to a 9.9% limitation on beneficial ownership of common stock as more fully described in note 14 below), of which 7,098,632 shares underly the Warrant issued to Vision Opportunity China LP in the June 2008 Financing and 2,366,211 shares underly the Warrant issued to Blue Ridge Investments, LLC, in the July 2008 Financing. The Warrants have a term of five years.

(4) As of July 21, 2008, we had outstanding (i) 22,112,500 shares of common stock, (ii) 7,887,368 Preferred Shares, which were issued to purchasers in the Private Placements, and (iii) Warrants to purchase an aggregate of 9,748,934 shares of common stock at $3.52 per share, including 9,464,843 shares attributable to the purchasers and 284,091 shares attributable to Warrants issued as consideration for consulting services pursuant to the Mass Harmony Agreement described in more detail below.

(5) Vision Opportunity China LP acquired Preferred Shares convertible into 5,915,526 shares of common stock and Warrants to purchase up to 7,098,632 shares of common stock (each subject to a 9.9% limitation on beneficial ownership of common stock as more fully described in note 14 below) in the June 2008 Financing that closed on June 11, 2008. Vision Opportunity China LP also owns 677,500 shares of our common stock, which it acquired from their prior holders on February 14, 2008.

(6) Blue Ridge Investments, LLC acquired Preferred Shares convertible into 1,971,842 shares of common stock and Warrants to purchase up to 2,366,211 shares of common stock in the July 2008 Financing that closed on July 18, 2008. Blue Ridge Investments, LLC’s ownership is subject to a 9.9% limitation on beneficial ownership of common stock as more fully described in note 14 below.

(7) On June 9, 2008, we acquired Shen Kun in a Reverse Merger Transaction with Long Sunny Limited and other Shen Kun Shareholders. In the Reverse Merger Transaction, as merger consideration for the Shen Kun shares we received from the Shen Kun Shareholders we issued and delivered to the Shen Kun Shareholders 20,550,000 of our newly-issued shares of common stock, of which Long Sunny Limited received 17,400,000 shares.

(8) Long Sunny Limited is owned by Li Shaoqing and Mr. Wang Chen. Their respective beneficial ownership in the Company is based upon their respective interest in Long Sunny Limited. Accordingly, 10,440,000 shares of common stock issued to Long Sunny Limited as a result of the consummation of the Reverse Merger Transaction are beneficially attributed to Mr. Li. Under a call option agreement described in note 12 below, our CEO and director, Mr. Wang Chen, has the right to acquire all of the shares of Long Sunny Limited that are owned by Mr. Li. If Mr. Wang does acquire those shares, he will become the beneficial owner of a majority of our stock held by Long Sunny Limited.

(9) Aside from John Vogel and Robert Scherne, the address of each of the officers and directors named in the table is No. 27, Wang Gang Road, Jin Nan (Shuang Gang) Economic and Technology Development Area, Tianjin, People’s Republic of China 300350.

(10) On June 9, 2008, Mr. Vogel, a director of our Company and former CEO, received 6,000 shares of our common stock as consideration for services rendered.

(11) On June 9, 2008, Mr. Scherne, our former Controller, received 15,000 shares of our common stock as consideration for services rendered.

(12) Mr. Wang, our new director and CEO and the longstanding chairman and CEO of Shengkai, beneficially owns 8,451,929 shares of our common stock through his 40% interest in our controlling shareholder, Long Sunny Limited.

In addition to the 6,960,000 shares beneficially owned by Mr. Wang through his 40% interest in Long Sunny Limited, Mr. Wang beneficially owns 1,491,429 shares of our common stock pursuant to an agreement that gives him the right to become the beneficial owner of the majority of our common stock. That agreement is a call option agreement between Mr. Wang and Mr. Li Shaoqing, the holder of 60% of the stock of our controlling shareholder, Long Sunny Limited. Under the agreement, Mr. Wang was granted an option to purchase all of Mr. Li’s stock in Long Sunny Limited at an exercise price of $.01 or $.001 per share, in seven installments over the course of approximately seven months, provided that Shengkai, SK Ceramic Valves and Shen Kun generate a gross revenue of at least RMB 1,500,000 per month during the period commencing June 1, 2008 through December 31, 2008 (each monthly period constituting a “Performance Period and collectively, the “Performance Periods”). If the companies meet these performance targets, Mr. Wang may exercise his call option to purchase one-seventh of the shares held by Mr. Li in Long Sunny Limited beginning 45 days after the last date of the Performance Period. If and when Mr. Wang does acquire all of Mr. Li’s stock in Long Sunny Limited, he will become the beneficial owner of 100% of our common stock, or 17,400,000 shares, owned by Long Sunny Limited. For the Performance Period ending June 30, 2008, an option to purchase one-seventh of Mr. Li’s shares in Long Sunny Limited, equivalent to 1,491,429 shares of our common stock owned by Long Sunny Limited, has vested and will be exercisable as of August 14, 2008.

(13) Guo Wei is a director as of June 24, 2008. Wang Chen and Ms. Guo are husband and wife. Ms. Guo’s beneficial ownership in Southern Sauce is based upon Mr. Wang’s respective interest in Long Sunny Limited.

(14) Pursuant to the terms of the Warrants and the certificate of designation for the Preferred Shares, at no time may a purchaser of Preferred Shares or Warrants convert or exercise such Purchaser’s Preferred Shares or Warrants into shares of our common stock if the conversion or exercise would result in such Purchaser beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.9% of our then issued and outstanding shares of common stock; provided, however, that upon a purchaser providing us with sixty-one (61) days’ notice that such purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the preferred shares referenced in the waiver notice. The 9.9% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 9.9% of our common stock without ever at any one time holding more than this limit.

* Under 1 percent of the issued and outstanding shares as of July 21, 2008.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Our Directors and Executive Officers

In connection with the change in control of the Company as described in the Schedule 14f-1 Information Statement filed with the SEC on June 10, 2008 John Vogel resigned as our chief executive officer and we appointed Mr. Wang Chen as our Chief Executive Officer and director. Upon the expiration of the 10-day period following the delivery and/or mailing of the Schedule 14f-1 Information Statement to our stockholders in compliance with the provisions of Section 14(f) of the Act and Rule 14(f)-1 thereunder, the resignation of Mr. Vogel as a director of our Board, and the appointment of Ms. Guo as a new member of our Board, also became effective.

As such, as of July 21, 2008, all of our officers and directors are residents of the PRC.  As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

The following table sets forth certain information concerning our directors and executive officers:

Directors and Executive Officers	Position/Title	Age

Wang Chen	Chief Executive Officer, Director	43

Guo Wei	Director	40

The following is a summary of the biographical information of our directors and officers:

Mr. Wang Chen founded Shengkai in June 1994 and has been serving as Chief Executive Officer and Chief Technology Officer of Shengkai since then. Prior to founding Shengkai, he worked at Tianjin Dagang Power Plant from September 1987 to July 1992. Mr. Wang has an MBA from Renmin University of China. Mr. Wang is husband to Ms. Guo Wei, whose information is described in more detail below.

Ms. Guo Wei has worked for Shengkai since 2005. She was appointed Chief Financial Officer of Shengkai in January 2007. Prior to working at Shengkai, Ms. Guo served as a purchasing specialist at Honeywell International Inc. (China) from August 1998 through August 2005. Ms. Guo has advanced English communication and translation skills and rich work experience in the field of joint ventures and financial management. Ms. Guo is the wife of Mr. Wang Chen, whose information is described in more detail above.

All of our directors hold their positions on the board until our next annual meeting of the shareholders and until their successors have been qualified after being elected or appointed.  Officers serve at the discretion of the board of directors.

Our director, Guo Wei, is the wife of our director and Chief Executive Officer, Wang Chen. There are no other family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Directors and Officers of Shengkai

Under Shengkai’s Articles of Association and PRC law, Shengkai is managed by one executive director instead of a board of directors. The executive director is elected and appointed by the shareholders for a term of three years and can be re-elected for consecutive terms.  The appointment and termination of the CEO (sometimes called the General Manager) is determined by the executive director.

In accordance with Shengkai’s Articles of Association and PRC law, Shengkai’s executive director is monitored by a supervisor, appointed by the shareholders for a term of three years.

The following table sets forth certain information as of the Closing Date concerning the directors and executive officers of Shengkai:

Directors and Executive Officers	Position/Title	Age

Wang Chen	Chief Executive Officer, Chief Technology Officer, Executive Director	43

Guo Wei	Chief Financial Officer	40

Guo Chuanji	Supervisor	77

He Li	Chief Operating Officer	31

Liu Xiaoqian	Chief Marketing Officer	28

The following is a summary of the biographical information of those directors and officers of Shengkai whose biographical information does not appear above:

Mr. Liu Xiaoqian joined Shengkai in July 2002 as a member of the sales staff and was appointed Chief Marketing Officer in January 2007. Mr. Liu graduated in 2002 with a bachelor’s degree in chemical machinery.

Ms. He Li joined Shengkai in March 2006. She was appointed as Chief Operating Officer in January 2007. She has experience in human resources management and business administration. Prior to joining Shengkai, Ms. He served as human resources manager of Wah Sang Gas (China) Investment Co., Ltd. from December 2001 through March 2006. Ms. He has a bachelor’s degree in economic management.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee.  Because we only recently executed the Reverse Merger Transaction and the Private Placements, our Board of Directors is still in the process of finding an “audit committee financial expert” as defined in Regulation S-K and directors that are “independent” as that term is used in Section 10A of the Exchange Act.

Audit Committee

We have not yet appointed an audit committee.  At the present time, we believe that the members of Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to our former Chief Executive Officers, John Vogel and Robert Jordan, for the two years ended December 31, 2007 and 2006. No executive officer received compensation in excess of $100,000 for any of those years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Vogel (former CEO(1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Robert Jordan (former CEO)(2)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)
John Vogel was appointed CEO of Southern Sauce in March 19, 2008 and director on February 14, 2008 and resigned from the position of CEO effective June 9, 2008.   On June 9, 2008, Mr. Vogel received 6,000 shares of our common stock as consideration for services.

(2)
Robert Jordan was appointed director and CEO of Southern Sauce in December 2004. He resigned from his position as director effective February 14, 2008 and from his position as CEO effective March 19, 2008.

The following is a summary of the compensation paid by Shengkai to Wang Chen, its Chief Executive Officer, for the two years ended December 31, 2007 and 2006, respectively. No other executive officer of Shengkai received compensation in excess of $100,000 for any of those years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wang Chen (Chief Executive Officer ) (1)	2007	$-0-	2,794,198	-0-	-0-	-0-	-0-	-0-	$2,794,198
	2006	-0-	1,117,675	-0-	-0-	-0-	-0-	-0-	1,117,675

Guo Wei (Chief Financial Officer) (2)	2007	-0-	862,185	-0-	-0-	-0-	-0-	-0-	862,185
	2006	-0-	344,903	-0-	-0-	-0-	-0-	-0-	344,903

(1)
Wang Chen has been Chief Executive Officer of Shengkai since June 1994. In 2006 and 2007, he received cash dividends of RMB7,625,000 (approximately $1,117,675) and RMB19,062,580 (approximately $2,794,198), respectively.

(2)
Guo Wei was appointed Chief Financial Officer of Shengkai in January 2007. In 2006 and 2007 she received cash dividends of RMB2,353,000 (approximately $344,903) and RMB5,882,000 (approximately $862,185), respectively.

Employment Agreements

We have no employment agreements with any of our executive officers, except for an employment agreement entered into between Wang Chen and Shengkai effective as of December 1, 2000 and a confidentiality and non-compete agreement effective as of June 7, 2001. Pursuant to these agreements, Mr. Wang receives no set salary compensation for his services as Chief Executive Officer of Shengkai, but Shengkai provides for his government-mandated social security insurance fees and certain dormitory expenses. In the event that Mr. Wang leaves his position at Shengkai, he stands to receive a monthly confidentiality and noncompete payment of RMB2,000 (approximately $293).

Compensation Discussion and Analysis

We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We will also consider forming a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee would be independent directors.

Compensation of Directors

As of the date of this registration statement, our directors have received no compensation for their service on the board of directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director.

The executive director for Shengkai is not compensated for his service as executive director.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director of a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3). Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

Our Articles of Incorporation and By-laws provide that we must indemnify our officers, directors, employees and agents to the fullest extent allowed by the Florida Business Corporation Act. Our by-laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses reasonably incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures by us, which it may be unable to recoup.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except for the ownership of our securities, and except as set forth below, none of the directors, executive officers, holders of more than five percent of the Company’s outstanding common stock, or any member of the immediate family of any such person have, to our knowledge, had a material interest, direct or indirect, in any transaction or proposed transaction which may materially affect the Company.

•
Prior to December 31, 2004, we entered into an exclusive worldwide license agreement with David E. Jordan, a former shareholder and father of our former president, Robert Jordan, allowing us to use a recipe developed by Mr. Jordan for our initial yellow, mustard-based barbecue sauce. Under the license agreement, we had the exclusive right to use the recipe related know-how of Mr. Jordan. We issued Mr. Jordan 500,000 shares of our common stock as consideration for the license. We agreed to exercise our best efforts, consistent with good business practice, to undertake and maintain the commercial scale production, marketing and distribution of products embodying the subject matter of the recipe. Pursuant to the agreement, Mr. Jordan could cancel and terminate the license in the event that we have not introduced a product into the commercial marketplace based on his recipe and recognized revenues of $500,000 from sale of such product by September 30, 2006. We did not achieve this level of sales as of September 30, 2006.

•
Vision Opportunity China LP, which held approximately 43.4% of our outstanding common stock prior to consummation of the June 2008 Financing, had an interest in the June 2008 Financing for the following reasons:

o
At the Closing of the June 2008 Financing, Vision Opportunity China LP received Preferred Shares convertible into approximately 5.9 million shares of our common stock, subject to a 9.9% limitation on beneficial ownership of common stock at a purchase price of $2.5357 per share and could stand to realize a profit if our common stock were later to have a market value of higher than $2.5357 per share.

o
At the Closing of the June 2008 Financing, Vision Opportunity China LP also received warrants to purchase approximately 7.1 million shares of our common stock in the future, subject to a 9.9% limitation on beneficial ownership of common stock, at an exercise price of $3.52 per share. Solely for purposes of illustration, Vision Opportunity China LP could stand to realize a profit if our common stock were later to have a market value of higher than $3.52 per share.

o
As part of the June 2008 Financing, Vision Opportunity China LP received rights to have the common stock that is issuable to it upon conversion of its Preferred Shares registered under an effective registration statement filed by the Company with the SEC.

•
On September 16, 2007, Shengkai entered into a Financial Consulting Agreement (the “Mass Harmony Agreement”) with Mass Harmony Asset Management Limited (“Mass Harmony”). Pursuant to the Mass Harmony Agreement, Mass Harmony received an aggregate of RMB 500,000 (approximately $70,000), 1.5% of the issued and outstanding common stock of the Company after the Private Placements (including the common stock issuable upon conversion of the Preferred Shares), equivalent to 450,000 shares of common stock, and 5% of the gross proceeds of the Private Placements in Warrants, equivalent to Warrants to purchase an aggregate of 284,091 shares of common stock. The services provided by Mass Harmony under the Mass Harmony Agreement include performing initial due diligence on Shengkai, preparing Shengkai’s business plan, and assisting in the corporate restructuring and financial documentation.

•	On June 9, 2008, we issued the following shares as compensation for services:

o	5,000 shares of our common stock to Sichenzia Ross Friedman Ference LLP, for legal services rendered.
o	71,250 shares of our common stock to the Law Office of Raul Silvestre & Associates, APLC, for legal services rendered. Raul Silvestre owns Castle Bison, Inc., a shareholder of the Company.
o	6,000 shares of our common stock to John Vogel, our director and former CEO.
o	15,000 shares of our common stock to Robert Scherne, our former Controller.

•
As of June 9, 2008, shareholders Castle Bison, Inc., the Law Offices of Raul Silvestre & Associates and Lomond International, Inc. agreed for due consideration, to forgive certain loans made to the Company in the aggregate amount of $47,000. Lomond International, Inc. is owned by Martin Sumichrast and Ralph Olson, two shareholders of the Company.

Except as disclosed above, no executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serve as a trustee or in a similar capacity or has a substantial beneficial interest in is or has been indebted to the Company at any time since the beginning of the Company’s last fiscal year.

Procedures for Approval of Related Party Transactions

Our board of directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

SELLING SECURITY HOLDERS

The securities being offered hereunder are being offered by the selling shareholders listed below or their respective transferees, pledgees, donees or successors. Each selling shareholder may from time to time offer and sell any or all of such selling shareholder’s shares that are registered under this prospectus. Because no selling shareholder is obligated to sell shares, and because the selling shareholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

None of the selling stockholders is a broker dealer or an affiliate of a broker dealer that has any agreement or understanding to distribute any of the shares being registered.

Except as set forth below or in the section “Recent Sales of Unregistered Securities” below, none of the selling stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company.

Castle Bison, Inc., Martin Sumichrast and Ralph Olson acquired their shares of common stock being registered in a private sale pursuant to a stock purchase agreement dated February 14, 2008 by and among Vision Opportunity China LP and Lomond International Inc., as agent for the other purchasers. As of June 9, 2008, shareholders Castle Bison, Inc., the Law Offices of Raul Silvestre & Associates and Lomond International, Inc. agreed for due consideration, to forgive certain loans made to the Company in the aggregate amount of $47,000.

Castle Bison, Inc., a selling stockholder, is a California corporation owned and controlled by Raul Silvestre. Mr. Silvestre was counsel to the Southern Sauce from February 14, 2008 through June 9, 2008. Prior to June 9, 2008, Castle Bison, Inc. owned approximately 5.44% of our outstanding common stock, or 85,000 shares, of which 58,334 shares are being registered in the prospectus. Therefore, Castle Bison, Inc. could be deemed to have been our affiliate at that time.

Vision Opportunity China LP, a selling stockholder, purchased 677,500 shares of our common stock from David E. Jordan and other affiliates on February14, 2008, becoming the holder of approximately 46% of Southern Sauce’s then outstanding stock. Therefore, Vision Opportunity China LP could be deemed to have been our affiliate at that time. The remainder of Vision’s shares being registered in the registration statement of which this prospectus forms a part was acquired in a private placement completed on June 11, 2008.

Lomond International, Inc. is owned by Martin Sumichrast and Ralph Olson. Prior to June 9, 2008, Mr. Sumichrast and Mr. Olson each owned approximately 9.76% of our outstanding common stock, or 152,500 shares each. Therefore, both Mr. Sumichrast and Mr. Olson could be deemed to have been our affiliates at that time.

Cindy Sumichrast, a selling stockholder, is the spouse of Martin Sumichrast. Cindy Sumichrast holds 142,500 shares of our common stock in her name and Martin Sumichrast holds 10,000 shares of our common stock in his name. Pursuant to Section 13(d) of the Exchange Act and the rules thereunder, Cindy and Martin Sumichrast, by virtue of their spousal relationship, can each be deemed to beneficially own 152,500 shares of our common stock. Of the 142,500 shares held by Cindy Sumichrast, 125,832 shares are being registered in this prospectus.

Krista Olson, a selling stockholder, is the spouse of Ralph Olson. Krista Olson holds 142,500 shares of our common stock in her name and Martin Sumichrast holds 10,000 shares of our common stock in his name. Pursuant to Section 13(d) of the Exchange Act and the rules thereunder, Krista and Ralph Olson, by virtue of their spousal relationship, can each be deemed to beneficially own 152,500 shares of our common stock. Of the 142,500 shares held by Krista Olson, 125,834 shares are being registered in this prospectus.

John Vogel, a selling stockholder, served as our Chief Executive Officer from March 19, 2008 until June 9, 2008 and a director of Southern Sauce from February 14, 2008 until June 9, 2008.  On June 9, 2008, Mr. Vogel received the 6,000 shares of common stock being registered as compensation for his services.

Robert Scherne, a selling stockholder, served as Controller of Southern Sauce from February 14, 2008 until June 9, 2008. On June 9, 2008, Mr. Scherne received the 15,000 shares of common stock being registered as compensation for his services.

Sichenzia Ross Friedman & Ference LLP, a selling stockholder, was special counsel to Southern Sauce prior to the reverse merger and the June 2008 Financing and received the 5,000 shares being registered for services rendered to Southern Sauce.

Miao Yang and Zhang Ying, each of whom is a selling stockholder, are the principals of Mass Harmony Asset Management Limited (“Mass Harmony”). On September 16, 2007, Shengkai entered into a Financial Consulting Agreement (the “Mass Harmony Agreement”) with Mass Harmony under which Mass Harmony agreed to perform certain financial services for the Company. Shengkai paid Mass Harmony an aggregate of RMB 500,000 (approximately $70,000). Mass Harmony also received 450,000 shares of common stock and Warrants to purchase 284,091 shares of common stock. Of these shares, 142,046 shares are being registered in the prospectus.

The table set forth below lists the names of the selling stockholders as well as (1) the number of shares of common stock acquired by each of the selling stockholders that are being registered; (2) the number of shares underlying the Preferred Shares acquired by each of the selling stockholders in the private placement that are being registered and (3) the number of shares underlying the Series A Warrants acquired by each of the selling stockholders and the consultants in the private placements that are being registered.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

After due inquiry and investigation and based on information provided by the selling stockholders, none of the selling stockholders has an existing short position in our stock.

Other than as described in this prospectus, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

In addition, other than in connection with the contractual obligations set forth in (i) the Merger Agreement and Plan of Reorganization entered into between the Company, the Shen Kun shareholders and certain selling stockholders, (ii) the June 2008 Purchase Agreement (and the related registration rights agreement) entered into between the Company and the selling stockholder who invested in the June 2008 Financing, (iii) the registration rights agreement dated June 10, 2008 with the holders of the common stock who acquired their shares prior to the private placement, (iv) the July 2008 Purchase Agreement (and the related registration rights agreement) entered into between the Company and the selling stockholder who invested in the July 2008 Financing, and (v) the Mass Harmony Agreement described above, we do not have any agreement or arrangement with any selling stockholder with respect to the performance of any current or future obligations.

The following table sets forth, with respect to the selling shareholders (i) the number of shares of common stock beneficially owned as of July 21, 2008 and prior to the offering contemplated hereby, which includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date, (ii) the maximum number of shares of common stock which may be sold by the selling shareholders under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling shareholders. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 22,112,500 shares outstanding as of the date of this prospectus.

Name of Stockholder	Total Number of Shares of Common Stock Held Prior to Offering	Number of Shares of common stock Held and Offered Pursuant to this Prospectus	Number of Shares of common stock Underlying Preferred Shares and Warrants Held and Offered Pursuant to this Prospectus	Shares Beneficially Owned Before Offering (Percentage) (1) (2)		Shares Beneficially Owned After the Offering (Number) (1)	Shares Beneficially Owned After the Offering (Percentage) (2)
Vision Opportunity China LP (3)				9.9	%(3)(4)		9.9	%(3)(4)
Common stock	677,500	677,500				0
Preferred Shares	5,915,526		2,957,763			2,957,763
Warrants	7,098,632		3,549,316			3,549,316

Blue Ridge Investments, LLC (5)
Common stock	0	0		9.9	%(4)(5)	0	9.9	%(4)(5)
Preferred Shares	1,971,842		985,921			985,921
Warrants	2,366,211		1,183,106			1,183,106

Castle Bison, Inc. (6)	85,000	58,334	0		*%	26,666		*%
Cindy Sumichrast (7)	142,500	125,832	0		*%	26,668		*%
Krista Olson (8)	142,500	125,834	0		*%	26,666		*%
Harvey Kohn	14,000	14,000	0		*%	0	0
Harvey Kohn, Charles Schwab & Co. Inc., Cust. IRA Rollover	5,000	5,000	0		*%	0	0

Carey Sucoff	14,000	14,000	0		*%	0	0
Carey Sucoff, Pershing & Co. LLC, Cust. Sep. IRA	5,000	5,000	0		*%	0	0
Shadow Capital, LLC (9)	10,000	10,000	0		*%	0	0
Michael Withers	12,000	12,000	0		*%	0	0
Larry Chimerine	20,000	20,000	0		*%	0	0
Keith Fink	60,000	60,000	0		*%	0	0
The Fink Family Trust (10)	20,000	20,000	0		*%	0	0

Windermere Insurance Company Limited(11)	60,000	60,000	0		*%	0	0
Robert Scherne (12)	15,000	15,000	0		*%	0	0
John Vogel (13)	6,000	6,000	0		*%	0	0
Law Offices of Raul Silvestre & Associates, APLC (6)	71,250	71,250	0		*%	0	0
Sichenzia Ross Friedman Ference LLP (14)	5,000	5,000	0		*%	0	0
Miao Yang (15)	368,069	0	116,535	1.6%		135,000		*
Zhang Ying (15)	186,022	0	25,511		*%	135,000		*

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)
As of July 21, 2008 there were 22,112,500 shares of our common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling stockholder on July 21, 2008, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of July 21, 2008), and (b) the denominator is the sum of (i) the 22,112,500 shares outstanding on July 21, 2008 and (ii) the number of shares of common stock which such selling stockholders has the right to acquire within 60 days of July 21, 2008.

(3)
Vision Opportunity China LP owns 677,500 shares of our common stock, which it acquired from their prior holders on February 14, 2008. Vision Opportunity China LP also acquired Preferred Shares convertible into 5,915,526 shares of common stock and Warrants to purchase up to 7,098,632 shares of common stock in the June 2008 Financing that closed on June 11, 2008, subject to a 9.9% limitation on beneficial ownership of common stock as more fully described in note 4 below. Pursant to the terms of the registration rights agreement dated June 10, 2008 entered into by and between Vision Opportunity China LP and Southern Sauce, we agreed to register 50% of the shares of common stock underlying the Preferred Shares owned by Vision Opportunity China LP and 50% of shares of common stock underlying Warrant. As such, the following shares are being registered: (i) 677,500 shares of common stock acquired by Vision Opportunity China LP on February 14, 2008; (ii) 2,957,763 shares out of 5,915,526 shares of common stock underlying Vision Opportunity China LP’s Preferred Shares, and (iii) 3,549,316 shares out of 7,098,632 shares of common stock underlying Vision Opportunity China LP’s Warrant. Adam Benowitz has sole voting power and sole dispositive power over the shares.

(4)
Pursuant to the terms of the Warrants and the certificate of designation for the Preferred Shares, at no time may a purchaser of Preferred Shares convert such purchaser’s shares into shares of our common stock if the conversion would result in such purchaser beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.9% of our then issued and outstanding shares of common stock; provided, however, that upon a purchaser providing us with sixty-one days’ notice that such purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the Preferred Shares referenced in the waiver notice. Similarly under the terms of the Warrant, at no time may a holder exercise such holder’s Warrant if the exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.9% of our then issued and outstanding shares of common stock; provided, however, that upon a purchaser providing us with sixty-one days’ notice that such purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the shares referenced in the waiver notice. In the absence of the 9.9% beneficial ownership limitation, Vision Opportunity China LP would be deemed to be the beneficial owner of 13,691,658 shares of common stock (38.97%), and Blue Ridge Investments, LLC would be deemed to be the beneficial owner of 4,338,053 shares of common stock (16.40%). The 9.9% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 9.9% of our common stock without ever at any one time holding more than this limit.

(5)
Blue Ridge Investments, LLC acquired Preferred Shares convertible into 1,971,842 shares of common stock and Warrants to purchase up to 2,366,211 shares of common stock in the July 2008 Financing that closed on July 18, 2008, subject to a 9.9% limitation on beneficial ownership of common stock as more fully described in note 4 below. Pursant to the terms of the registration rights agreement dated July 18, 2008 entered into by and between Blue Ridge Investments, LLC and Southern Sauce, we agreed to register 50% of the shares of common stock underlying the Preferred Shares owned by Blue Ridge Investments, LLC and 50% of shares of common stock underlying Warrant. As such, the following shares are being registered: (i) 985,921 shares out of 1,971,842 shares of common stock underlying Blue Ridge Investments, LLC’s Preferred Shares, and (iii) 1,183,106 shares out of 2,366,211 shares of common stock underlying Blue Ridge Investments, LLC’s Warrant. Peter Santry has sole voting and dispositive power over the shares of Blue Ridge Investments, LLC. Mr. Santry disclaims beneficial ownership of these shares.

(6)
Raul Silvestre, the President of Castle Bison, Inc. has sole voting and dispositive power over the shares of Castle Bison, Inc. Mr. Silvestre acted as our legal counsel from February 14, 2008 to June 9, 2008. Of the 85,000 shares owned by Castle Bison, Inc., 58,334 shares are being registered.

(7)
Cindy Sumichrast is the spouse of Martin Sumichrast. Pursuant to Section 13(d) of the Exchange Act and the rules thereunder, each are deemed to have voting and dispositive power over 152,500 shares of which 142,500 shares are held in Cindy Sumichrast's name, and 10,000 shares are held in Martin Sumichrast's name. Of the 142,500 shares held in Cindy Sumichrast’s name, 125,832 shares are being registered.

(8)
Krista Olson is the spouse of Ralph Olson. Pursuant to Section 13(d) of the Exchange Act and the rules thereunder, each are deemed to have voting and dispositive power over 152,500 shares, of which 142,500 shares are held in Krista Olson's name, and 10,000 shares are held in Ralph Olson's name. Of the 142,500 shares held in Krista Olson's name, 125,834 shares are being registered.

(9)	Kent Garlinghruse is deemed to have sole voting and dispositive power over the shares of Shadow Capital, LLC.

(10)	Marvin Fink, trustee of the Fink Family Trust, has sole voting and dispositive power over the shares of the Fink Family Trust.

(11)	John Scardino has sole voting and dispositive power over the shares of Windermere Insurance Company Limited.

(12)	On June 9, 2008, Mr. Scherne, our former Controller, received 15,000 shares of our common stock as consideration for services rendered.

(13)	On June 9, 2008, Mr. Vogel, a director of our Company and former CEO, received 6,000 shares of our common stock as consideration for services rendered.

(14)
Gregory Sichenzia, Marc Ross, Richard Friedman, Michael Ference, Thomas Rose, Darrin Ocasio, and Jeffrey Fessler have shared voting and dispositive power over the 5,000 shares received by Sichenzia Ross Friedman Ference LLP as consideration for legal services rendered.

(15)
Miao Yang and Zhang Ying, each of whom is a selling stockholder, are the principals of Mass Harmony Asset Management (“Mass Harmony”). Pursuant to the Mass Harmony Agreement dated as of September 16, 2007, Mass Harmony received 450,000 shares of common stock and 5% of the gross proceeds of the June 2008 and July 2008 Financings in Warrants, equivalent to warrants exercisable in the aggregate of up to 284,091 shares of our common stock, of which an aggregate of 142,046 shares are being registered. The services provided by Mass Harmony under the Mass Harmony Agreement include performing initial due diligence on Shengkai, preparing Shengkai’s business plan, and assisting in the corporate restructuring and financial documentation.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock offered by this prospectus directly or through brokers or dealers who may act solely as agents or may acquire common stock as principals. Such sales may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers. The selling stockholders may distribute the common stock in one or more of the following methods:

•
ordinary brokers transactions, which may include long or short sales through the facilities of the Over-the-Counter Bulletin Board (if a market maker successfully applies for inclusion of our common stock in such market) or other market;

•	privately negotiated transactions;

•	transactions involving cross or block trades or otherwise on the open market;

•	sales “at the market” to or through market makers or into an existing market for the common stock;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	through transactions in puts, calls, options, swaps or other derivatives (whether exchange listed or otherwise); or

•	any combination of the above, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

The selling stockholders and/or the purchasers of common stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions). The selling stockholders and any broker dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, as amended, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We do not know of any arrangements between the selling stockholders and any broker, dealer, or agent relating to the sale or distribution of the shares being registered.

We and the selling stockholders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

The selling stockholders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify.

We cannot assure you that the selling stockholders will sell any of their shares of common stock.

In order to comply with the securities laws of certain states, if applicable, the selling stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell or offer the common stock unless the holder registers the sale of the shares of common stock in the applicable state or the applicable state qualifies the common stock for sale in that state, or the applicable state exempts the common stock from the registration or qualification requirement.

We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus (estimated to be $51,364). However each selling stockholder is responsible for paying any discounts, commissions and similar selling expenses they incur.

We have agreed to indemnify the Selling Stockholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

DESCRIPTION OF SECURITIES

The following is a summary of our capital stock and certain provisions of our Articles of Incorporation and By-laws, as amended and by provisions of Florida law.

General

We are authorized to issue 50,000,000 shares of common stock, $.001 par value, and 15,000,000 shares of preferred stock, $.001 par value.

The following is a summary of the material terms of the common stock and preferred stock as well as the outstanding warrants.

Common stock

As of July 21, 2008 there were 22,112,500 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

Our Certificate of Incorporation authorizes 15,000,000 shares of preferred stock, $.001 par value per share, of which 10,000,000 shares have been designated as Series A Preferred Stock. As of July 21, 2008 there were 7,887,368 shares of Preferred Shares issued and outstanding. For more information regarding the material terms of the Preferred Shares, reference is made to “REVERSE MERGER AND PRIVATE PLACEMENTS – Private Placement (June 2008 Financing).” Additional shares of our preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Warrants

We issued Warrants to Vision Opportunity China LP, Blue Ridge Investments, LLC, and to Mass Harmony for the purchase of 7,098,632, 2,366,211, and 284,091 shares of common stock, respectively, for a term of 5 years from issuance. For more information regarding the material terms of the Warrants, reference is made to “REVERSE MERGER AND PRIVATE PLACMENTS – Private Placement (June 2008 Financing).”

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, New York, NY 10006, is passing on the validity of the issuance of the common stock offered under this prospectus.

EXPERTS

Our financial statements as of and for the years ended June 30, 2007 and 2006, included in this prospectus, have been audited by Albert Wong & Co., CPA, our independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 INTERESTS OF NAMED EXPERTS AND COUNSEL

On June 9, 2008, our legal counsel, Sichenzia Ross Friedman Ference LLP, received 5,000 shares of common stock as compensation for legal services rendered in connection with the June 2008 Financing.

Other than as described above, no "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On June 12, 2008, we dismissed Sherb & Co., LLP (“Sherb”), as our independent registered public accounting firm. The reports of Sherb on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as that the reports of Sherb for the fiscal years ended December 31, 2007 and 2006 indicated conditions which raised substantial doubt about the Company's ability to continue as a going concern. The decision to change independent accountants was approved by our Board of Directors on June 9, 2008.

During our two most recent fiscal years and through the date of this report, we have had no disagreements with Sherb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Sherb, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years and through the date of this registration statement, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

We provided Sherb with a copy of this disclosure before its filing with the SEC. We requested that Sherb provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements, and we received a letter from Sherb stating that it agrees with the above statements.

New Independent Accountants

Our Board of Directors appointed Albert Wong & Co., CPA as our new independent registered public accounting firm effective as of June 12, 2008. During the two most recent fiscal years and through the date of our engagement, we did not consult with Albert Wong & Co., CPA regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years.

Prior to engaging Albert Wong & Co., CPA Albert Wong & Co. CPA did not provide our company with either written or oral advice that was an important factor considered by our company in reaching a decision to change our independent registered public accounting firm from Sherb to Albert Wong & Co. CPA.

FINANCIAL STATEMENTS

The unaudited financial statements of our operating susbidiary Shengkai for the nine month period ended March 31, 2008 are presented beginning at page F-1.

The audited financial statements of our operating subsidiary Shengkai for the fiscal years ended June 30, 2007 and 2006, together with the report of the independent certified public accounting firm thereon and the notes thereto, are presented beginning at page F-19.

Pro forma financial information giving effect to the reverse merger is presented beginning at page F-36.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements of Tianjin Shengkai Industrial Technology Development Co., Ltd. for the Nine Month Period ended March 31, 2008 and March 31, 2007

i.	Balance Sheets as of March 31, 2008 (Unaudited) and June 30, 2007 (Audited)	F-2

ii.	Statements of Income and Comprehensive Income for the nine months ended March 31, 2008 and 2007	F-4

iii.	Statement of Stockholders Equity for the nine months ended March 31, 2008 and the year ended June 30, 2007	F-5

iv.	Statements of Cash Flows for the nine months ended March 31, 2008 and 2007	F-6

v.	Notes to Financial Statements	F-8

Audited Financial Statements of Tianjin Shengkai Industrial Technology Development Co., Ltd. for the Years ended June 30, 2007 and June 30, 2006

i.	Report of Independent Auditors	F-19

iii.	Balance Sheets as of June 30, 2007 and 2006	F-20

iv.	Statements of Income and Comprehensive Income for the Years ended June 30, 2007 and 2006	F-22

v.	Statements of Changes in Shareholders' Equity for the Years ended June 30, 2007 and 2006	F-23

vi.	Statements of Cash Flows for the Years Ended June 30, 2007 and 2006	F-24

vii.	Notes to Financial Statements	F-26

Pro Forma Financial Information		F-36

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., LL.B., P.C.LL., Barrister-at-law, C.P.A.(Practising).

To: The Board of Directors and Stockholders of
Tianjin Shengkai Industrial Technology Development Co., Ltd

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying interim balance sheets of Tianjin Shengkai Industrial Technology Development Co., Ltd. as of March 31, 2008 and 2007, and the related statements of income, stockholders’ equity and cash flows for the nine-months periods then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States). All information included in these financial statements is the representation of the management of Tianjin Shengkai Industrial Technology Development Co., Ltd.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with U.S. generally accepted accounting principles.

/s/ Albert Wong & Co
Hong Kong	Albert Wong & Co
May 13, 2008	Certified Public Accountants

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

BALANCE SHEETS
AS AT MARCH 31, 2008 AND JUNE 30, 2007
(Stated in US Dollars)

	Note	March 31, 2008	June 30, 2007
		(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents		$3,983,194	$1,691,476
Restrictive cash		-	23,489
Accounts receivable		4,641,318	1,706,861
Other receivables	3	12,816	51,538
Deposits and prepaid expenses		14,383	37,771
Amounts due from directors and shareholders	4	-	9,215,594
Inventories	5	1,007,156	1,459,163
Advances to suppliers		57,748	182,962
Total current assets		$9,716,615	$14,368,854
Plant and equipment, net	6	2,420,152	2,174,055
Intangible assets, net	7	6,743,100	6,725,921
Deposits on purchase of computer system		4,272,165	-
TOTAL ASSETS		$23,152,032	$23,268,830
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable		-	33,086
Accounts payable		837,776	763,534
Advances from customers		260,240	52,090
Other payables	8	501,437	1,037,146
Accruals		115,037	139,685
Income tax payable		1,170,229	827,322
Total current liabilities		$2,884,719	$2,852,863
TOTAL LIABILITIES		$2,884,719	$2,852,863

Commitments and contingencies	12	$-	$-

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

BALANCE SHEETS (Continued)
AS AT MARCH 31, 2008 AND JUNE 30, 2007
(Stated in US Dollars)

	Note	March 31, 2008	June 30, 2007
		(Unaudited)	(Audited)
STOCKHOLDERS’ EQUITY
Registered capital	9	$1,848,127	$10,472,718
Statutory reserves		2,857,704	1,665,187
Retained earnings		13,588,973	7,122,377
Accumulated other comprehensive income		1,972,509	1,155,685
		$20,267,313	$20,415,967

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$23,152,032	$23,268,830

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE- MONTHS AND NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

		Three months ended March 31,		Nine months ended March 31,
	Notes	2008	2007	2008	2007

Net revenues		$9,817,525	$6,471,567	$24,028,336	$16,677,898
Cost of sales		(3,821,221)	(2,699,676)	(9,600,818)	(6,750,453)
Gross profit		$5,996,304	$3,771,891	$14,427,518	$9,927,445
Operating expenses:
Selling		(906,222)	(633,217)	(2,253,599)	(1,672,872)
General and administrative		(557,554)	(328,113)	(1,339,870)	(797,990)
Operating income		$4,532,528	$2,810,561	$10,834,049	$7,456,583
Other income		132	3,943	9,074	24,721
Interest income		4,859	2,233	11,882	6,813
Interest expenses		-	(3,142)	-	(20,055)
Income before income taxes		$4,537,519	$2,813,595	$10,855,005	$7,468,062

Income tax	10	(1,141,338)	(928,486)	(3,195,892)	(2,464,460)
Net income		$3,396,181	$1,885,109	$7,659,113	$5,003,602

Other comprehensive income:
Foreign currency translation adjustment		783,530	195,590	816,824	585,294
Comprehensive income		$4,179,711	$2,080,699	$8,475,937	$5,588,896

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF STOCKHOLDERS ’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2007 AND NINE-MONTHS ENDED MARCH 31, 2008
(Stated in US Dollars) (Unaudited)

				Accumulated
				other
	Registered	Statutory	Retained	comprehensive
	capital	reserves	earnings	income	Total

Balance, July 1, 2006	$10,472,718	$739,029	$4,670,176	$257,470	$16,139,393
Net income	-	-	6,571,802	-	6,571,802
Appropriations to statutory reserves	-	926,158	(926,158)	-	-
Dividends	-	-	(3,193,443)	-	(3,193,443)
Foreign currency translation adjustment	-	-	-	898,215	898,215
Balance, June 30, 2007	$10,472,718	$1,665,187	$7,122,377	$1,155,685	$20,415,967

Balance, July 1, 2007	$10,472,718	$1,665,187	$7,122,377	$1,155,685	$20,415,967
Deduction of share capital	(8,624,591)	-	-	-	(8,624,591)
Net income	-	-	7,659,113	-	7,659,113
Appropriations to statutory reserves	-	1,192,517	(1,192,517)	-	-
Foreign currency translation adjustment	-	-	-	816,824	816,824
Balance, March 31, 2008	$1,848,127	$2,857,704	$13,588,973	$1,972,509	$20,267,313

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

	Nine months ended March 31
	2008	2007
Cash flows from operating activities
Net income	$7,659,113	$5,003,602
Depreciation	116,304	90,378
Amortization	531,631	293,009
(Increase) in accounts receivable	(2,646,767)	(202,752)
Decrease in other receivable	40,958	7,888
Decrease in deposits and prepaid expenses	25,281	815
Decrease in amounts due from
directors and shareholders	36,104	282,503
Decrease in advances to suppliers	133,778	1,843,565
Decrease in inventories	547,985	38,612
(Decrease) in notes payable	(34,105)	(76,984)
Increase in accounts payable	8,278	54,668
Increase/(decrease) in advances from customers	193,363	(15,399)
(Decrease) in other payables	(593,067)	(147,085)
(Decrease) in accruals	(34,779)	(3,275)
Increase in income tax payable	258,139	64,397
Net cash provided by operating activities	$6,242,216	$7,233,942
Cash flows from investing activities
Purchase of property, plant and equipment	$(172,822)	$(29,560)
Payment of intangible assets	-	(4,952,475)
Payment of deposit on computer system	(4,055,769)	-
Increase/(decrease) in restrictive cash	24,213	(22,743)
Net cash used in investing activities	$(4,204,378)	$(5,004,778)
Cash flows from financing activities
Dividend paid	-	(1,269,865)
Bank repayments	-	(507,946)
Net cash used in financing activities	$-	$(1,777,811)

Net cash and cash equivalents sourced	$2,037,838	$451,353
Effect of foreign currency translation on cash and cash equivalents	253,880	52,157
Cash and cash equivalents–beginning of year	1,691,476	1,292,869
Cash and cash equivalents–end of year	$3,983,194	$1,796,379

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

	Nine months ended March 31
	2008	2007

Supplementary cash flow information:
Interest received	$11,882	$6,813
Interest paid	-	20,055
Tax paid	2,937,754	2,400,063

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Tianjin Shengkai Industrial Technology Development Co., Ltd (the Company) was established in Tianjin of the People’s Republic of China (the PRC) as a limited company on June 7, 1994.

The Company is engaged in the manufacturing and selling of ceramic valve.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(b)  Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c)  Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(d)  Restricted cash

Restricted cash represents deposits on account to secure sales contracts.

(e)  Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 – 40 years
Machinery and equipment	5 – 20 years
Office equipment	3 – 10 years
Motor vehicles	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f)  Intangible assets

Intangible assets represent land use rights, patent rights and others in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. Patent rights are carried at cost and amortized on a straight-line basis over the period of rights of 10 years commencing from the date of acquisition of equitable interest. Others are software costs.

(g)  Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(h)  Inventories

Inventories comprise merchandise purchased for resale and are stated at lower of cost and net realizable value. Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(i)  Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of nine months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

(j)  Revenue recognition

Net revenues represents the invoiced value of goods sold recognized upon the delivery of goods to customers, net of value added tax (“VAT”), after allowances for returns and discounts; and the value of services rendered. They are recognized when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

(k)  Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in the selling expenses were $38,046 and $20,866 for the nine months ended March 31, 2008 and 2007 respectively.

(l)  Research and development costs

The Company expensed all research and development costs as incurred. Research and development expenses included in the general and administrative expenses were $66,052 and $13,404 for the nine months ended March 31, 2008 and 2007 respectively.

(m)  Retirement benefit plans

The employees of the Company are members of a state-managed retirement benefit plan operated by the government of the PRC. The Company is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Company with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses included in and the general and administrative expenses were $11,601 and $7,578 for the nine months ended March 31, 2008 and 2007 respectively.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(n)  Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the enterprise income tax rate was 33% and is changed to 25% since January 1, 2008.

(o)  Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:
	March 31, 2008	June 30, 2007	March 31, 2007
Twelve months ended	-	7.6248	-
RMB : USD exchange rate
Nine months ended	7.0222	-	7.74095
RMB : USD exchange rate
Average nine months ended	7.39687	-	7.87485
RMB : USD exchange rate

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p)  Cash and concentration of risk

Cash includes cash on hand and demand deposits in bank accounts maintained within PRC. Total cash in the banks at March 31, 2008 and June 30, 2007 amounted to $3,983,194 and $1,691,476 respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(q)  Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(r)  Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(s)  Recent accounting pronouncements

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008.
The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Adoption of SAB 110 is not expected to have a material impact on the Company’s consolidated financial statements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(s)  Recent accounting pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

3.  OTHER RECEIVABLES

	March 31, 2008	June 30, 2007

Disbursement and advances to employee	$-	$8,114
Tender deposits	3,987	9,443
Sundry	8,829	33,981

	$12,816	$51,538

4.  AMOUNTS DUE FROM DIRECTORS AND SHAREHOLDERS

	March 31, 2008	June 30, 2007

Wang Chen, Executive director and shareholder	$-	$6,854,876
Guo Wei, Shareholder	-	2,360,718

	$-	$9,215,594

Balances with directors and shareholders represent advances to the respective director and shareholders. These balances are interest free and unsecured and have no fixed repayment date.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

5.  INVENTORIES

	March 31, 2008	June 30, 2007

Finished goods	$455,860	$834,496
Work in process	22,948	15,302
Raw materials	528,348	609,365
	$1,007,156	$1,459,163
6.  PLANT AND EQUIPMENT, NET

	March 31, 2008	June 30, 2007
At cost
Buildings	$1,999,167	$1,769,823
Machinery and equipment	550,921	403,842
Office equipment	129,896	109,622
Motor vehicles	391,199	412,956
	$3,071,183	$2,696,243
Less: accumulated depreciation	(651,031)	(522,188)
	$2,420,152	$2,174,055

Depreciation expenses included in the cost of sales for the nine months ended March 31, 2008 and 2007 were $70,831 and $61,945 respectively, depreciation expenses in the general and administrative expenses for the nine months ended March 31, 2008 and 2007 were $45,472 and $28,432 respectively.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

7.  INTANGIBLE ASSETS, NET

	March 31, 2008	June 30, 2007

Land use rights, at cost	$869,788	$801,048
Less: accumulated amortization	(273,321)	(239,705)
	596,467	561,343
Patent rights, at costs	7,262,681	6,688,700
Less: accumulated amortization	(1,125,004)	(534,440)
	6,137,677	6,154,260
Others, at costs	19,410	17,876
Less: accumulated amortization	(10,454)	(7,558)
	8,956	10,318
	$6,743,100	$6,725,921

Amortization expenses included in the general and administrative expenses for the nine months ended March 31, 2008 and 2007 were $531,631 and $293,009 respectively.

8.  OTHER PAYABLES

	March 31, 2008	June 30, 2007

Commission payables	$238,566	$703,085
Sales commission to employee	-	42,919
Other commission to employee	-	20,528
Retention money for construction	-	29,564
Sundry PRC taxes payables	259,656	238,420
Sundry	3,215	2,630
	$501,437	$1,037,146

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

9.  REGISTERED CAPITAL

As of March 31, 2008 and June 30, 2007, capital contributions paid-up amounted to $1,848,127 (RMB15,000,000) and $10,472,718 (RMB85,000,000).

The directors of the Company decided to reduce the issued capital and paid up capital by $8,624,591(RMB70,000,000) for off-setting the amounts due from directors and shareholders.

The Company had nine shareholders as at March 31, 2008:

Wang Chen	71.39%	Miao Yang	0.48%
Guo Wei	13.33%	Chen Fang	0.48%
Zhao Yanqiu	6.55%	Liu Naifan	0.37%
Ji Haihong	6.55%	Wu Yanping	0.37%
Zhang Ying	0.48%

10.  INCOME TAX

	Nine months ended March 31,
	2008	2007

PRC enterprise income tax at 33%	$3,195,892	2,464,460

No deferred tax has been provided as there are no material temporary differences arising during the nine months ended March 31, 2008 and 2007.

11.  RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business.

Due from related parties:
	March 31, 2008	June 30, 2007

Amounts due from directors and shareholders (note 4)	$-	$9,215,594

12.  COMMITMENTS AND CONTINGENCY

The Company entered into an agreement with a technology development company to purchase a computer system in improving the quality of ceramic valve production (the Computer System) during the third quarter of 2007. The Company expected the Computer System would be delivered within 2 years and the total costs were $8,544,330 (RMB60,000,000). The Company had already paid $4,272,165 (RMB30,000,000) for the Computer System and committed to pay the balance during next eighteen months.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

CONTENTS	PAGES

INDEPENDENT AUDITOR’S REPORT

BALANCE SHEETS

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

STATEMENTS OF STOCKHOLDERS’ EQUITY

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., LL.B., P.C.LL., Barrister-at-law, C.P.A.(Practising).

The Board of Directors and Stockholders of
Tianjin Shengkai Industrial Technology Development Co., Ltd

Independent Auditor’s Report

We have audited the accompanying balance sheets of Tianjin Shengkai Industrial Technology Development Co., Ltd as of June 30, 2007 and 2006 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tianjin Shengkai Industrial Technology Development Co., Ltd as of June 30, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Albert Wong & Co
Hong Kong, China	Albert Wong & Co
December 13, 2007	Certified Public Accountants

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

BALANCE SHEETS
AS AT JUNE 30, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006
ASSETS
Current assets
Cash and cash equivalents		$1,691,476	$1,292,869
Restrictive cash		23,489	-
Accounts receivable		1,706,861	1,676,889
Other receivables	3	51,538	78,651
Deposits and prepaid expenses		37,771	802
Amounts due from directors and shareholders	4	9,215,594	9,371,354
Inventories	5	1,459,163	1,317,241
Advances to suppliers		182,962	1,977,695
Total current assets		$14,368,854	$15,715,501
Plant and equipment, net	6	2,174,055	1,967,336
Intangible assets, net	7	6,725,921	1,986,137

TOTAL ASSETS		$23,268,830	$19,668,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short term bank loans	8	$-	$499,594
Notes payable		33,086	107,226
Accounts payable		763,534	788,300
Advances from customers		52,090	140,835
Other payables	9	1,037,146	1,113,535
Accruals		139,685	39,922
Income tax payable		827,322	840,169

Total current liabilities		$2,852,863	$3,529,581

TOTAL LIABILITIES		$2,852,863	$3,529,581

Commitments and contingencies		$-	$-

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

BALANCE SHEETS (Continued)
AS AT JUNE 30, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006

STOCKHOLDERS’ EQUITY
Registered capital	10	$10,472,718	$10,472,718
Statutory reserves		1,665,187	739,029
Retained earnings		7,122,377	4,670,176
Accumulated other comprehensive income		1,155,685	257,470

		$20,415,967	$16,139,393
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY		$23,268,830	$19,668,974

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006

Net revenues		$23,124,748	$13,677,946
Cost of sales		(9,244,592)	(5,353,487)

Gross profit		$13,880,156	$8,324,459
Operating expenses:
Selling		(2,639,249)	(1,467,675)
General and administrative		(1,398,439)	(639,190)

Operating income		$9,842,468	$6,217,594
Other income		25,506	30,938
Interest income		8,831	5,921
Interest expenses		(20,174)	(24,712)

Income before income taxes		$9,856,631	$6,229,741

Income tax	11	(3,284,829)	(2,055,815)

Net income		$6,571,802	$4,173,926

Other comprehensive income:
Foreign currency translation adjustment		898,215	257,253

Comprehensive income		$7,470,017	$4,431,179

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF STOCKHOLDERS ’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

				Accumulated
				other
	Registered	Statutory	Retained	comprehensive
	capital	reserves	earnings	income	Total

Balance, July 1, 2005	$1,810,081	$326,069	$2,146,730	$217	$4,283,097
Issue of capital	8,662,637	-	-	-	8,662,637
Net income	-	-	4,173,926	-	4,173,926
Appropriations to statutory reserves	-	412,960	(412,960)	-	-
Dividends	-	-	(1,237,520)	-	(1,237,520)
Foreign currency translation adjustment	-	-	-	257,253	257,253

Balance, June 30, 2006	$10,472,718	$739,029	$4,670,176	$257,470	$16,139,393

Balance, July 1, 2006	$10,472,718	$739,029	$4,670,176	$257,470	$16,139,393
Net income	-	-	6,571,802	-	6,571,802
Appropriations to statutory reserves	-	926,158	(926,158)	-	-
Dividends	-	-	(3,193,443)	-	(3,193,443)
Foreign currency translation adjustment	-	-	-	898,215	898,215

Balance, June 30, 2007	$10,472,718	$1,665,187	$7,122,377	$1,155,685	$20,415,967

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

	2007	2006
Cash flows from operating activities
Net income	$6,571,802	$4,173,926
Depreciation	121,234	103,614
Amortization	462,182	91,973
Decrease/(increase) in accounts receivable	52,569	(834,318)
Decrease in other receivable	30,243	548,920
Increase in deposits and prepaid expenses	(35,968)	(795)
Decrease/(increase) in amounts due from directors and shareholders	608,630	(622,689)
Decrease/(increase) in advances to suppliers	1,844,452	(1,665,747)
Increase in inventories	(74,003)	(304,722)
(Decrease)/increase in notes payable	(77,439)	106,242
(Decrease)/increase in accounts payable	(62,556)	337,455
(Decrease)/increase in advances from customers	(93,303)	139,543
(Decrease)/increase in other payables	(128,694)	594,922
Increase/(decrease) in accruals	95,219	(31,025)
(Decrease)/increase in income tax payable	(53,478)	373,106
Net cash provided by operating activities	$9,260,890	$3,010,405

Cash flows from investing activities
Purchase of property, plant and equipment	$(226,649)	$(432,993)
Payment of intangible assets	(4,981,772)	(1,485,642)
Increase in amounts due from directors and shareholders	-	(8,662,637)
Increase in restrictive cash	(22,878)	-
Net cash used in investing activities	$(5,231,299)	$(10,581,272)

Cash flows from financing activities
Issue of capital	$-	$8,662,637
Bank borrowings	-	495,008
Bank repayments	(510,951)	(247,504)
Dividend paid	(3,193,443)	(1,237,520)
Net cash (used in)/provided by financing activities	$(3,704,394)	$7,672,621

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD

STATEMENTS OF CASH FLOWS ( Continued)
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

Net cash and cash equivalents sourced	$325,197	$101,754

Effect of foreign currency translation on cash and cash equivalents	73,410	41,160

Cash and cash equivalents – beginning of year	1,292,869	1,149,955
Cash and cash equivalents–end of year	$1,691,476	$1,292,869

Supplementary cash flow information:
Interest received	$8,831	$5,921
Interest paid	20,174	24,712
Tax paid	3,338,307	1,682,709

See accompanying notes to financial statements

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Tianjin Shengkai Industrial Technology Development Co., Ltd (the Company) was established in Tianjin of the People’s Republic of China (the PRC) as a limited company on June 7, 1994.

The Company is engaged in the manufacturing and selling of ceramic valve.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(b)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(d)	Restricted cash

Restricted cash represents deposits on account to secure sales contracts.

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 – 40 years
Machinery and equipment	5 – 20 years
Office equipment	3 – 10 years
Motor vehicles	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f)	Intangible assets

Intangible assets represent land use rights, patent rights and others in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. Patent rights are carried at cost and amortized on a straight-line basis over the period of rights of 10 years commencing from the date of acquisition of equitable interest. Others are software costs.

(g)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(h)	Inventories

Inventories comprise merchandise purchased for resale and are stated at lower of cost and net realizable value. Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(i)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

(j)	Revenue recognition

Net revenues represents the invoiced value of goods sold recognized upon the delivery of goods to customers, net of value added tax (“VAT”), after allowances for returns and discounts; and the value of services rendered. They are recognized when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

(k)	Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in the selling expenses for the years ended June 30, 2007 and 2006 were $222,430 and $23,280 respectively.

(l)	Research and development costs

The Company expensed all research and development costs as incurred. Research and development expenses included in the general and administrative expenses for the years ended June 30, 2007 and 2006 were $198,740 and $49,641 respectively.

(m)	Retirement benefit plans

The employees of the Company are members of a state-managed retirement benefit plan operated by the government of the PRC. The Company is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Company with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses included in and the general and administrative expenses for the years ended June 30, 2007 and 2006 were $8,834 and $8,256 respectively.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(n)	Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the enterprise income tax rate is 33%.

(o)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

June 30, 2007
Balance sheet	RMB 7.62480 to US$1.00
Statement of income and comprehensive income	RMB 7.82854 to US$1.00

June 30, 2006
Balance sheet	RMB 8.00650 to US$1.00
Statement of income and comprehensive income	RMB 8.08068 to US$1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p)	Cash and concentration of risk

Cash includes cash on hand and demand deposits in bank accounts maintained within PRC. Total cash in the banks at June 30, 2007 and 2006 amounted to $1,691,476 and $1,292,869 respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(q)	Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ( Continued)

(r)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(s)	Recent accounting pronouncements

In September 2007, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2007, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2007. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2007 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on October 1, 2008.

The management of the Company does not anticipate that the adoption of these three standards will have a material impact on these financial statements.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

3.	OTHER RECEIVABLES

	2007	2006

Disbursement and advances to employee	$8,114	$31,161
Tender deposits	9,443	6,058
Sundry	33,981	41,432

	$51,538	$78,651

4.	AMOUNTS DUE FROM DIRECTORS AND SHAREHOLDERS

	2007	2006

Wang Chen, Executive director and shareholder	$6,854,876	$7,123,180
Guo Wei, Shareholder	2,360,718	2,248,174

	$9,215,594	$9,371,354

Balances with directors and shareholders represent advances to the respective director and shareholders. These balances are interest free and unsecured and have no fixed repayment date. The balances are subsequently settled in the third quarter of 2007 (reference to Note 13 of Subsequent event).

5.	INVENTORIES

	2007	2006

Finished goods	$834,496	$796,754
Work in process	15,302	38,482
Raw materials	609,365	482,005

	$1,459,163	$1,317,241

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

6.	PLANT AND EQUIPMENT, NET

	2007	2006
At cost
Buildings	$1,769,823	$1,685,449
Machinery and equipment	403,842	376,539
Office equipment	109,622	102,812
Motor vehicles	412,956	181,291

	$2,696,243	$2,346,091
Less: accumulated depreciation	(522,188)	(378,755)
	$2,174,055	$1,967,336

Depreciation expenses included in the cost of sales for the years ended June 30, 2007 and 2006 were $83,208 and $64,604 respectively, depreciation expenses in the general and administrative expenses for the years ended June 30, 2007 and 2006 were $38,026 and $39,010 respectively.

As of June 30, 2006, buildings with net book value of $730,798 of the Company were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

7.	INTANGIBLE ASSETS, NET

	2007	2006

Land use rights, at cost	$801,048	$762,859
Less: accumulated amortization	(239,705)	(213,020)

	561,343	549,839

Patent rights, at costs	6,688,700	1,498,782
Less: accumulated amortization	(534,440)	(74,939)

	6,154,260	1,423,843

Others, at costs	17,876	17,024
Less: accumulated amortization	(7,558)	(4,569)

	10,318	12,455

	$6,725,921	$1,986,137

Amortization expenses included in the general and administrative expenses for the years ended June 30, 2007 and 2006 were $462,182 and $91,973 respectively.

As of June 30, 2006, land use rights with net book value of $549,839 of the Company were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

8.	SHORT TERM BANK LOANS

	2007	2006

Loans from Industrial Bank Co., Ltd interest rate at 6.417% per annum due from January 5, 07 to March 7, 07	$-	$499,594

Interest expenses for the years ended June 30, 2007 and 2006 were $20,174 and $24,712 respectively.

As of June 30, 2006, land use rights with net book value of $549,839 and buildings with net book value of $730,798 of the Company were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

9.	OTHER PAYABLES

	2007	2006

Commission payables	$703,085	$861,745
Sales commission to employee	42,919	22,624
Other commission to employee	20,528	16,014
Retention money for construction	29,564	28,155
Sundry PRC taxes payables	238,420	184,277
Sundry	2,630	720

	$1,037,146	$1,113,535

10.	REGISTERED CAPITAL

As of June 30, 2007 and 2006, capital contributions paid-up amounted to $10,472,718 (RMB85,000,000).

The Company had three shareholders as at June 30, 2007 amongst whom Mr. Wang Chen, Ms. Guo Wei and Mr. Guo Chuan Ji were holding 76.25%, 23.53% and 0.22% respectively.

TIANJIN SHENGKAI INDUSTRIAL TECHNOLOGY DEVELOPMENT CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

11.	INCOME TAX

	2007	2006

PRC enterprise income tax at 33%	$3,284,829	$2,055,815

No deferred tax has been provided as there are no material temporary differences arising during the years ended June 30, 2007 and 2006.

12.	RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business.

	2007	2006

Amounts due from directors and shareholders (note 4)	$9,215,594	$9,371,354

13.	SUBSEQUENT EVENT

As of September 28, 2007, the directors of the Company decided to reduce the issued capital and paid up capital by $8,624,591 (RMB70,000,000) for off-setting the amounts due from directors and shareholders. After reduction in the issued capital and paid-up capital, capital contributions paid-up amounted to $1,848,127 (RMB15,000,000) and the three shareholders of the company, Mr.Wang Chen, Ms. Guo Wei and Mr. Guo Chuan Ji are holding 85.4%, 13.33% and 1.27% respectively.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial statements of Southern Sauce Company, Inc. (“Southern Sauce”) in the opinion of management include all material adjustments directly attributable to the reverse merger transaction contemplated by a merger agreement among Shen Kun International Limited (“Shen Kun”) and the stockholders of 100% of Shen Kun’s common stock (the “ Shen Kun Shareholders”), on the one hand, and Southern Sauce, its wholly-owned subsidiary Acquisition Sub, and the holders of a majority of Southern Sauce’s issued and outstanding common stock (“ Majority Shareholders”), on the other hand, dated June 9, 2008, in which through the wholly-owned subsidiary Acquisition Sub, Southern Sauce issued 20,550,000 shares of common stock to the Shen Kun Shareholders as merger consideration for 100% of the ordinary shares of Shen Kun. As a result of the reverse merger transaction, Shen Kun became the wholly-owned subsidiary of Southern Sauce, and Shengkai (Tianjin) Ceramic Valves Co., Ltd., (“SK Ceramic Valves”), became an indirect, wholly-owned subsidiary of Southern Sauce.

Following the reverse merger transaction, on June 11, 2008, Southern Sauce consummated a private financing transaction, in which Southern Sauce issued an aggregate of 5,915,526 shares of its Series A Convertible Preferred Stock and Series A Warrants to purchase an aggregate of up to 7,098,632 shares of its common stock in exchange for $15,000,000 in gross cash proceeds. In connection with the financing, Southern Sauce issued Warrants to purchase an aggregate of up to 213,068 shares of its common stock as consideration for consulting services pursuant to the Mass Harmony Agreement described in further detail above.

Additionally, on July 18, 2008, Southern Sauce issued an aggregate of 1,971,842 shares of its Series A Convertible Preferred Stock and Series A Warrants to purchase an aggregate of up to 2,366,211 shares of its common stock in exchange for $5,000,000 in gross cash proceeds. In connection with the financing, Southern Sauce issued Warrants to purchase an aggregate of up to 71,023 shares of its common stock as consideration for consulting services pursuant to the Mass Harmony Agreement described in further detail above.

In connection with the reverse merger transaction, on May 30, 2008, SK Ceramic Valves entered into a series of contractual arrangements with Tianjin Shengkai Industrial Technology Development Co., Ltd., ( “ Shengkai ” ), which give SK Ceramic Valves control over Shengkai’s business, personnel and finances as if it was a wholly owned subsidiary of SK Ceramic Valves.

The statements of operations were prepared as if the above mentioned reverse merger transaction and financing of Shengkai by Southern Sauce was consummated on July 1, 2006 and the balance sheet was prepared as if it was consummated on March 31, 2008. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

SOUTHERN SAUCE COMPANY, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2008

	Southern Sauce Company Inc	Shen Kun International Limited	Shengkai (Tianjin) Ceramic Valves Co. Ltd.	Tianjin Shengkai Industrial Technology Development Co. Ltd.	Pro forma Adjustment		Pro forma Total

Current assets
Cash and cash equivalents	$15,003	$-	$-	$3,983,194		$17,795,581	$21,793,778
Restricted cash	-	-	-	-		500,000	500,000
Accounts receivable	-	-	-	4,641,318			4,641,318
Other receivable	-	50,000	-	12,816			62,816
Deposit and prepaid expenses	-	-	-	14,383			14,383
Inventories	-	-	-	1,007,156			1,007,156
Advances to suppliers	-	-	-	57,748			57,748

Total current assets	$15,003	$50,000	$-	$9,716,615	$		$28,077,199

Property, plant and equipment, net	$-	$-	$-	$2,420,152	$		$2,420,152
Intangible assets, net	-	-	-	6,743,100			6,743,100
Deposits on purchase of computer system				4,272,165			4,272,165

Total assets	$15,003	$50,000	$-	$23,152,032	$		$41,512,616

Current liabilities
Accounts payable	$-	$-	$-	$837,776	$		$837,776
Advance from customers	-	-	-	260,240			260,240
Other payable	35,000	-	-	501,437			536,437
Accrued expenses	9,412	-	-	115,037			124,449
Income tax payable	-	-	-	1,170,229			1,170,229

Total current liabilities	$44,412	$-	$-	$2,884,719	$		$2,929,131

Total liabilities	$44,412	$-	$-	$2,884,719	$		$2,929,131

SOUTHERN SAUCE COMPANY, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2008

	Southern Sauce Company Inc	Shen Kun International Limited	Shengkai (Tianjin) Ceramic Valves Co. Ltd.	Tianjin Shengkai Industrial Technology Development Co. Ltd.	Pro forma Adjustment		Pro forma Total

Shareholders' Equity
Series A Preferred Stock, $0.001 par value, 15,000,000 shares authorized, 7,887,368 shares issued and outstanding	$-	$-	-	$-		$7,887	$7,887
common stock, $0.001 par value, 50,000,000 shares authorized, 22,015,250 shares issued and Outstanding	1,465	50,000	-	1,848,127		(1,877,577)	22,015
Additional paid-in capital	88,169	-	-	-		20,165,271	20,253,440
Statutory reserves	-	-	-	2,857,704			2,857,704
Accumulated (deficits) / profits	(119,043)	-	-	13,588,973			13,469,930
Accumulated other comprehensive income	-	-	-	1,972,509			1,972,509

Total shareholders’ equity	$(29,409)	$50,000	-	$20,267,313	$		$38,583,485

Total liabilities and shareholders’ equity	$15,003	$50,000	-	$23,152,032	$		$41,512,616

SOUTHERN SAUCE COMPANY, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED MARCH 31, 2008

	Southern Sauce Company Inc	Shen Kun International Limited	Shengkai (Tianjin) Ceramic Valves Co. Ltd.	Tianjin Shengkai Industrial Technology Development Co. Ltd.	Pro forma Adjustment	Pro forma Total

Net sales	$210	$-	$-	$24,028,336	$	$24,028,546

Cost of sales	(135)	-	-	(9,600,818)		(9,600,953)

Gross profit	$75	$-	$-	$14,427,518	$	$14,427,593

Operating expenses
Selling	-	-	-	(2,253,599)		(2,253,599)
General and administrative	(66,499)	-	-	(1,339,870)		(1,406,369)

Income from operations	$(66,424)	$-	$-	$10,834,049	$	$10,767,625

Non-operating income
Other income	28,284	-	-	9,074		37,358
Interest income	-	-	-	11,882		11,882
Interest expense	-	-	-	-		-

Income before income taxes	$(38,140)	$-	$-	$10,855,005	$	$10,816,865

Income taxes	-	-	-	(3,195,892)		(3,195,892)

Net income	$(38,140)	$-	$-	$7,659,113	$	$7,620,973

Other comprehensive income
Foreign currency translation gain	-	-	-	816,824		816,824

Comprehensive income	$(38,140)	$-	$-	$8,475,937	$	$8,437,797

SOUTHERN SAUCE COMPANY, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED MARCH 31, 2008

Earnings per common share
- Basic	$0.35
- Fully diluted	$0.25

Basic and fully diluted net income	$7,620,973

Common shares outstanding
- Basic	22,015,250
- Fully diluted	29,902,618

The following adjustments to the unaudited pro forma financial statements are based on the assumption that the merger and financing was consummated as of March 31, 2008.

DESCRIPTION	DR	Cr
	$	$

Common stock – Tianjin Shengkai Industrial Technology Development Co. Ltd.	1,848,127
Common stock – Shen Kun International Ltd.	50,000
Additional paid in capital		1,898,127
	1,898,127	1,898,127

To record the elimination of cost of investment against share capital of Tainjin Shengkai Industrial Technology Development Co. Ltd and Shen Kun International Ltd.

Additional paid in capital	20,550
common stock (20,550,000 x $0.001)		20,550

To record 20,550,000 shares of common stock issued as merger consideration pursuant to a merger agreement between Southern Sauce Company Inc. and Shen Kun International Ltd.

Cash and cash equivalents	17,795,581
Restricted cash	500,000
Additional paid in capital		18,287,694
Series A Preferred Stock (7,887,368 x $0.001)		7,887
	18,295,581	18,295,581

To record an aggregate of 7,887,368 shares of Series A Preferred Stock issued pursuant to a securities purchase agreement dated June 10, 2008 between Southern Sauce Company, Inc. and certain investors for $15,000,000 (including $500,000 restricted cash for investors' relation) and a securities purchase agreement dated July 18, 2008 between Southern Sauce Company, Inc. and certain investors for $5,000,000, after deducting placement agent costs, legal fees and administrative fees.

SOUTHERN SAUCE COMPANY, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2007

	Southern Sauce Company Inc	Shen Kun International Limited	Shengkai (Tianjin) Ceramic Valves Co. Ltd.	Tianjin Shengkai Industrial Technology Development Co. Ltd.	Pro forma Adjustment	Pro forma Total

Net sales	$966	$-	$-	$23,124,748	$	$23,125,714

Cost of sales	(1,506)	-	-	(9,244,592)		(9,246,098)

Gross profit	$(540)	$-	$-	$13,880,156	$	$13,879,616

Operating expenses
Selling	-	-	-	(2,639,249)		(2,639,249)
General and administrative	(68,125)	-	-	(1,398,439)		(1,466,564)

Income from operations	$(68,665)	$-	$-	$9,842,468	$	$9,773,803

Non-operating income (expense)
Other income	75,000	-	-	25,506		100,506
Interest income	-	-	-	8,831		8,831
Interest expense	-	-	-	(20,174)		(20,174)

Income before income taxes	$6,335	$-	$-	$9,856,631	$	$9,862,966

Income taxes	-	-	-	(3,284,829)		(3,284,829)

Net income	$6,335	$-	$-	$6,571,802	$	$6,578,137

Other comprehensive income
Foreign currency translation gain	-	-	-	898,215		898,215

Comprehensive income	$6,335	$-	$-	$7,470,017	$	$7,476,352

SOUTHERN SAUCE COMPANY, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2007

Earnings per common share
- Basic	$0.30
- Fully diluted	$0.22

Basic and fully diluted net income	$6,578,137

Common shares outstanding
- Basic	22,015,250
- Fully diluted	29,902,618

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee	$1,014.47
Printing Expenses	$—
Legal Fees and Expenses	$50,000
Accountants’ Fees and Expenses	$—
Blue Sky Fees and Expenses	$350
Transfer Agent’s Fees	$—
Miscellaneous Expenses	$—
Total	$51,364.47

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.Indemnification of Directors and Officers

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director of a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3). Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

Our Articles of Incorporation and By-laws provide that we must indemnify our officers, directors, employees and agents to the fullest extent allowed by the Florida Business Corporation Act. Our by-laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses reasonably incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures by us, which it may be unable to recoup.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.Recent Sales of Unregistered Securities

During the year ended December 31, 2005, we issued 900,000 shares of common stock at $.04 per share, for a total of $36,000.

During the year ended December 31, 2005, we issued 3,255 shares of Series A convertible preferred stock at $10.00 per share, for a total of $32,550.

During the three months ended March 31, 2006, we issued 300 shares of Series A convertible preferred stock at $10.00 per share, for a total of $3,000.

During the three months ended March 31, 2006, we issued 75,000 shares of common stock for services rendered at a value of $7,500.

During the three months ended March 31, 2006, the holders of 3,555 shares of Series A convertible preferred stock exercised the right to convert such shares into 355,500 shares of common stock.

On June 9, 2008, we issued an aggregate of 97,250 shares of our common stock to various consultants and employees as compensation for services.

On June 9, 2008, we entered into the Merger Agreement and on June 11, 2008 consummated the June 2008 Purchase Agreement, each as described in the section “REVERSE MERGER AND PRIVATE PLACEMENTS – Private Placement (June 2008 Financing)” above.

On July 18, 2008, we consummated the July 2008 Purchase Agreement, as described in the section entitled “REVERSE MERGER AND PRIVATE PLACEMENTS – Private Placement (July 2008 Financing)” above.

The issuance of shares of common stock, Units, Preferred Shares and Warrants under the Merger Agreement, the June 2008 Purchase Agreement and July 2008 Purchase Agreement was exempt from registration pursuant to Section 4(2) of the Securities Act based upon our compliance with Regulation D as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the foregoing, we relied upon the exemption from securities registration afforded by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act, and transfers of such shares were restricted by Southern Sauce in accordance with the requirements of the Securities Act. All of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 16.Exhibits

Exhibit Footnote	Exhibit No.	Description
(1)	3.1	Articles of Incorporation.

(2)	3.2	Articles of Amendment to the Articles of Incorporation.

(1)	3.3	Bylaws.

(3)	3.4	Articles of Amendment to the Articles of Incorporation, setting forth the Certificate of Designations authorizing the Series A Preferred Stock.

(3)	3.5	Specimen of common stock certificate.

(3)	4.1	Form of Series A Warrant, June 2008 Financing.

(3)	4.2	Securities Purchase Agreement, dated as of June 10, 2008, by and among the Company and the Purchasers.

(3)	4.3	First Amendment to Securities Purchase Agreement, dated as of June 23, 2008, by and among the Company and the Purchasers.

(3)	4.4	Registration Rights Agreement, dated as of June 10, 2008, by and among the Company and the Purchasers.

(3)	4.5	Registration Rights Agreement dated as of June 10, 2008, by and among the Company and the Shell Shareholders.

(3)	4.6	Form of Lock-Up Agreement, dated as of June 10, 2008, by and among the Company and certain Shareholders.
(4)	4.7	Form of Series A Warrant, July 2008 Financing.

(4)	4.8	Securities Purchase Agreement, dated as of July 18, 2008, by and among the Company and Blue Ridge Investments, LLC.

(4)	4.9	Registration Rights Agreement, dated as of July 18, 2008, by and among the Company and Blue Ridge Investments, LLC.

	5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP.

(3)	10.1
Merger Agreement and Plan of Reorganization, dated as of June 9, 2008 between the Company, the controlling stockholders of the Company, Shen Kun Acquisition Sub Limited, Shen Kun International Limited, and the stockholders of Shen Kun International Limted. (3)

(3)	10.2	Securities Escrow Agreement, dated as of June 10, 2008, by and between the Company, Vision Opportunity China LP as representative of the Purchasers, Li Shaoqing, and Loeb & Loeb LLP, as escrow agent.

(3)	10.3
Investor and Public Relations Escrow Agreement, dated as of June 10, 2008, between the Company and Vision Opportunity China LP as representative of the Purchasers and Sichenzia Ross Friedman Ference LLP, as escrow agent.

(3)	10.4	Escrow Agreement, dated as of June 2, 2008, between the Company, Shen Kun International Limited, Vision Opportunity China LP, and Loeb & Loeb LLP, as escrow agent.

(3)	10.5	First Amendment to Escrow Agreement, dated as of June 4, 2008, between the Company, Shen Kun International Limited, Vision Opportunity China LP, and Loeb & Loeb LLP, as escrow agent.

(3)	10.6	Engagement Letter Agreement between Shengkai and Aegis Capital Corp., dated May 26, 2008.

(3)	10.7	Equity Pledge Agreement, dated as of May 30, 2008.

(3)	10.8	Exclusive Purchase Option Agreement, dated as of May 30, 2008.

(3)	10.9	Consigned Management Agreement, dated as of May 30, 2008.

(3)	10.10	Loan Agreement, dated as of May 30, 2008.

(3)	10.11	Technology Service Agreement, dated as of May 30, 2008.

(3)	10.12	Financial Consulting Agreement, dated as of September 16, 2007 between Shengkai and Mass Harmony Asset Management Limited.

(3)	10.13	Assignment of Intellectual Property, dated as of June 9, 2008 between the company and Michael Jordan.

(4)	10.14	Supplementary Agreement dated as of July 3, 2008 to the Equity Pledge Agreement dated as of May 30, 2008.

(4)	10.15	Securities Escrow Agreement, dated as of July 18, 2008, by and between the Company, Blue Ridge Investments, LLC, Li Shaoqing, and Loeb & Loeb LLP, as escrow agent.

(5)	10.16	Second Amendment to Securities Purchase Agreement, dated as of July 31, 2008, by and between the Company and Vision Opportunity China LP.

(5)	10.17	First Amendment to Securities Escrow Agreement, dated as of July 31, 2008, by and among the Company, Vision Opportunity China LP, Li Shaoqing, and Loeb & Loeb LLP, as escrow agent.

(5)	10.18	First Amendment to Securities Purchase Agreement, dated as of July 31, 2008, by and between the Company and Blue Ridge Investments, LLC.

(5)	10.19	First Amendment to Securities Escrow Agreement, dated as of July 31, 2008, by and among the Company, Blue Ridge Investments, LLC, Li Shaoqing, and Loeb & Loeb LLP, as escrow agent.

(3)	16.1	Letter from the Company to Sherb & Co., LLP, dated as of June 12, 2008.

(3)	16.2	Letter from Sherb & Co., LLP to the SEC.

(3)	21.1	List of Subsidiaries.

	23.1	Consent of Counsel to the use of the opinion annexed as Exhibit 5.1 (contained in the opinion annexed as Exhibit 5.1)

	23.2	Consent of Albert Wong & Co., Certified Public Accountants, for use of their report.

(1)	Incorporated by reference to the exhibit of the same number to our registration statement on Form SB-2 filed with the SEC on May 26, 2005.
(2)	Incorporated by reference to our Form 8-K filed with the SEC on April 14, 2008.
(3)	Incorporated by reference to our Form 8-K/A filed with the SEC on June 23, 2008.
(4)	Incorporated by reference to our Form 8-K filed with the SEC on July 24, 2008.
(5)	Incorporated by reference to our Form 8-K filed with the SEC on July 31, 2008.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tianjin, PRC, on the seventh day of August, 2008.

SOUTHERN SAUCE COMPANY, INC.

By:	/s/ Wang Chen
Wang Chen
Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

/s/ Wang Chen	August 7, 2008
Wang Chen
Chief Executive Officer and Director

/s/ Guo Wei	August 7, 2008
Guo Wei
Director